Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

USA TECHNOLOGIES, INC.,

USAT, INC.,

CANTALOUPE SYSTEMS, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of November 6, 2017

3.14	Assets	51
3.15	Accounts Receivable	52
3.16	Inventory	52
3.17	Environmental Matters	52
3.18	Contracts	53
3.19	Regulatory Compliance	55
3.20	Insurance	56
3.21	Indebtedness with Affiliates	56
3.22	Certain Payments	56
3.23	Board Approval	56
3.24	Stock Records and Minute Books	57
3.25	Related Party Transactions	57
3.26	Customers, Licensees and Suppliers	57
3.27	Warranties and Products	57
3.28	Bank Accounts	58
3.29	Complete Copies of Materials	58
3.30	Disclosure

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Organization; Standing and Power; Charter Documents; Merger Sub	58
4.2	Merger Sub	58
4.3	Authority; Non-Contravention; Necessary Consents	58
4.4	Litigation	59
4.5	Reports and Financial Statements	60
4.6	Sufficiency of Cash and Parent Common Stock	60
4.7	Issuance of Shares	60
4.8	No Other Representation and Warranties	60

Article V. ADDITIONAL AGREEMENTS

5.1	Public Disclosure	60
5.2	Termination of Certain Benefit Plans	61
5.3	Tax Matters	62
5.4	FIRPTA Compliance	63
5.5	Provision of Financial Statements	64
5.6	D&O Indemnification Obligations	64
5.7	2016 Notes	65
5.8	CompuVend Note	65
5.9	Secretary’s Certificate	66
5.10	Arora Employment Agreement	66
5.11	Agrawal Employment Agreement	66
5.12	Legal Opinion	66
5.13	Key Employee Retention Bonuses	66

5.14	Cancellation of Employee Agreements	66
5.15	Stockholder Approval	67
5.16	Section 280G of the Code	67
5.17	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.	68
5.18	Public Disclosure	68
5.19	Reasonable Best Efforts	69
5.20	Notification of Certain Matters	69
5.21	Partner Outsourcing	69

Article VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

6.1	Survival of Representations and Warranties	69
6.2	Escrow and Stockholders’ Representative Reimbursement Amount Deposit	70
6.3	Indemnification; Escrow Fund; Right of Setoff	72
6.4	Limitation on Remedies	74
6.5	Stockholders’ Representative	74
6.6	Third-Party Claims	77
6.7	Notice of Indemnity Claims Other than Third-Party Claims	79
6.8	No Circular Recovery	80
6.9	Determination of Indemnifiable Losses	80
6.10	Tax Consequences of Indemnification Payments	80

Article VII. CONDITIONS TO THE MERGER

7.1	Conditions to the Obligations of the Company	81
7.2	Conditions to the Obligations of Parent and Merger Sub	81

Article VIII. TERMINATION, AMENDMENT AND WAIVER

8.1	Termination	82
8.2	Notice of Termination; Effect of Termination	83
8.3	Amendment	83
8.4	Extension; Waiver	84

Article IX. GENERAL PROVISIONS

9.1	Notices	84
9.2	Interpretation; Knowledge	85
9.3	Counterparts	86
9.4	Entire Agreement; Third-Party Beneficiaries	86
9.5	Severability	86
9.6	Other Remedies	86
9.7	Fees and Expenses	87
9.8	Governing Law	87
9.9	Consent to Jurisdiction	87
9.10	Waiver of Jury Trial	87
9.11	Rules of Construction	88
9.12	Assignment	88
9.13	No Waiver	88

EXHIBIT INDEX

Exhibit A	2016 Senior Note Subordination Agreement

Exhibit B	CompuVend Note Subordination Agreement

Exhibit C	Certificate of Merger

Exhibit D	Warrantholder Consent Agreement

Exhibit E	Lock-Up Agreement

Exhibit F	Letter of Transmittal

Exhibit G	Example of Working Capital Calculation

Exhibit H	Form of Joinder Agreement

Exhibit I	[intentionally omitted]

Exhibit J	Employment and Non-Competition Agreement – Arora

Exhibit K	Employment and Non-Competition Agreement – Agrawal

Exhibit L	[intentionally omitted]

Exhibit M	Escrow Agreement

INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement
2014 CompuVend Note	Article I
2016 Senior Note Subordination Agreement	Section 5.7
2016 Series A Notes	Article I
2016 Series B Notes	Article I
Accredited Investors	Section 2.13
Acquisition Transaction	Section 5.12(a)
Additional Cash Consideration	Article I
Additional Cash Merger Consideration Inputs	Section 2.16(a)(i)
Affiliate	Article I
Aggregate Consideration Stock Amount	Article I
Aggregate Exercise Price	Article I
Aggregate Participation Cash Amount	Article I
Aggregate Participation Stock Amount	Article I
Aggregate Preference Amount	Article I
Aggregate Series A Preference Amount	Article I
Aggregate Series B Preference Amount	Article I
Aggregate Series C Preference Amount	Article I
Aggregate Series C-1 Preference Amount	Article I
Agreement	Preamble
Appraiser	Section 2.16(d)(ii)
Assumed Debt	Article I
Assumed Debt Amount	Article I
Balance Sheet Date	Section 3.4
Board of Directors	Recitals
Boards of Directors	Recitals
Business Day	Article I
Cash	Article I
Cash Consideration Ratio	Article I
Cash Merger Consideration	Article I
Certificate of Merger	Section 2.1(b)
Certificates	Section 2.9(b)
Change in Control Payments	Article I

Claim Notice	Section 6.6(a)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Allocation Schedule	Article I
Closing Date Net Cash Amount	Article I
Closing Date Net Working Capital Adjustment Amount	Article I
Closing Date Net Working Capital Amount	Article I
Closing Notice	Section 2.16(a)
Closing Statement	Section 2.16(d)(iii)
COBRA	Article I
Code	Article I
Company	Preamble
Company Balance Sheet	Section 3.4
Company Business	Article I
Company Capital Stock	Article I
Company Charter Documents	Section 3.1(b)
Company Common Stock	Article I
Company Common Warrant	Article I
Company Disclosure Letter	Article III
Company Employee Plan	Article I
Company Equityholder	Article I
Company Indemnified Party	Section 5.6(a)
Company Intellectual Property	Article I
Company IP Contract	Article I
Company Material Contract	Section 3.18(a)
Company Option Plan	Article I
Company Options	Article I
Company Patent Rights	Article I
Company Permits	Section 3.9(b)
Company Preferred Stock	Article I
Company Products	Article I
Company Stockholder	Article I
Company Series C Warrant	Article I
Company Series C Warrant Cancellation Payment	Article I
Common Stock Warrant Merger Consideration	Section 2.7(c)(i)

Company Warrant	Article I
CompuVend Note Subordination Agreement	Section 5.8
Confidentiality Agreement	Section 5.17(a)
Consenting Stockholders	Recitals
Contract	Article I
Controlling Party	Section 6.6(d)
Copyrights	Article I
Current Assets	Article I
Current Liabilities	Article I
date hereof	Section 7.2
De Minimis Company Equityholder	Section 5.7(g)
Deductible Amount	Section 6.3(c)
Developer	Section 3.8(g)
DGCL	Recitals
Disputes	Section 3.8(d)
Dissenting Shares	Section 2.7(e)(i)
Domain Names	Article I
Draft Closing Statement	Section 2.16(b)
Employee	Article I
Employee Agreement	Article I
End Date	Section 8.1(b)
Environmental Laws	Section 3.17
Environmental Permits	Section 3.17
EON	Section 3.8(c)
ERISA	Article I
ERISA Affiliate	Article I
Escrow Agent	Article I
Escrow Agreement	Section 6.2(a)
Escrow Amount	Article I
Escrow Fund	Article I
Escrow Termination Date	Article I
Estimated Closing Date Net Cash Amount	Article I
Estimated Closing Date Net Working Capital Adjustment Amount	Article I
Estimated Closing Date Net Working Capital Amount	Article I
Exchange Act	Article I

Excluded Cash	Article I, Section 17
extent	Section 7.2
Federal Court	Section 7.6
Financial Statements	Section 3.4
Fundamental Representations	Section 6.1(a)
GAAP	Section 3.4
Governmental Entity	Section 3.3(c)
Hazardous Materials	Section 3.17
hereby	Section 7.2
herein	Section 7.2
hereof	Section 7.2
hereto	Section 7.2
hereunder	Section 7.2
Inbound License Agreements	Section 3.8(c)
include	Section 7.2
includes	Section 7.2
including	Section 7.2
Indebtedness	Article I
Indemnification Demand	Section 6.7(a)
Indemnification Dispute Notice	Section 6.7(b)
Indemnified Parties	Article I
Intellectual Property	Article I
International Employee Plan	Article I
Investor Questionnaire	Section 2.13(a)
IRS	Article I
Joinder Agreement	Recitals
Key Employee	5.13
Knowledge	Article I
Leased Real Property	Section 3.13
Leases	Section 3.13
Legal Requirements	Article I
Liability	Article I
License Agreements	Section 3.8(c)
Liens	Article I
Lock-Up Agreement	Section 2.8
Losses	Article I

Material Adverse Effect	Article I
MCO	Section 2.7(i)
MCO Cash Payment	Section 2.7(i)
Merger	Recitals
Merger Effective Time	Section 2.1(b)
Merger Consideration	Article I
Merger Sub	Preamble
Multiemployer Plan	Article I
Necessary Consents	Section 3.3(c)
Net Working Capital	Article I
Net Working Capital Target	Article I
NOL’s	Section 3.7(p)
Non-controlling Party	Section 6.6(d)
Off-the-Shelf Software	Section 3.8(n)
Open Source Software	Section 3.8(n)
Option Payment	Section 2.7(d)
Optionholder	Section 2.7(d)
Outbound License Agreements	Section 3.8(c)
Outstanding Shares	Article I
Parent	Preamble
Parent Common Stock	Article I
Parent Parallel Product	Section 6.6(f)(i)
Parent Stock Price	Article I
Patent Office	Section 3.8(b)
Patent Rights	Article I
Payment Agent	Article I
PBCL	Recitals
Per Share Series A Preference Amount	Article I
Per Share Series A Cash Amount	Article I
Per Share Series A Stock Amount	Article I
Per Share Series B Preference Amount	Article I
Per Share Series B Cash Amount	Article I
Per Share Series B Stock Amount	Article I
Per Share Series C Preference Amount	Article I
Per Share Series C Cash Amount	Article I
Per Share Series C Stock Amount	Article I

Per Share Series C-1 Preference Amount	Article I
Per Share Series C-1 Cash Amount	Article I
Per Share Series C-1 Stock Amount	Article I
Per Share Participation Amount	Article I
Per Share Participation Cash Amount	Article I
Per Share Participation Stock Amount	Article I
Permits	Section 3.9(b)
Permitted Liens	Article I
Person	Article I
Pre-Closing Tax Period	Article I
Pro Rata Portion	Article I
Proceeding	Section 5.6(a)
Property Taxes	Article I
Related Agreements	Article I
Related Party	Article I
Release	Section 3.17
Representative Losses	Section 6.5(b)
Representative Reimbursement Amount	Article I
Right of Setoff	Section 6.3(b)
Rule 144	Section 2.15
Sales and Use Tax Credit	Section 5.3(a)
SEC	Article I
SEC Reports	Article I
Section 280G	Section 5.16(a)
Section 280G Approval	Section 5.16(b)
Section 280G Soliciting Materials	Section 5.16(c)
Securities Act	Article I
Senior Preferred Stock	Article I
Series A Preferred Stock	Article I
Series B Preferred Stock	Article I
Series C Preferred Stock	Article I
Series C-1 Preferred Stock	Article I
Significant Customer	Section 3.26
Software	Article I
State Acts	Section 2.14
State Court	Section 7.6

Stock Consideration Ratio	Article I
Stock Merger Consideration	Article I

Stockholders’ Representative	Section 6.5(a)

Stockholders’ Representative Group	Section 6.5(b)
Stockholders’ Representative’s Report	Section 2.16(c)
Straddle Period	Article I
Subsidiary	Article I
Surviving Corporation	Recitals
Tail Insurance Coverage	Section 5.6(c)
Tax(es)	Article I
Tax Attribute	Section 3.7(p)
Tax Authority	Article I
Tax Contest	Section 5.3(b)
Tax Return	Article I
the business of	Section 7.2
Third-Party Claim	Section 6.6(a)
Trade Secrets	Article I
Trademarks	Article I
Transaction Expenses	Section 7.7

Transfer Taxes	Section 5.3(d)
Treasury Regulations	Section 3.12(c)
VDA Representative	Article I
Voluntary Disclosure Agreement	Article I
Warrant Merger Consideration	Section 2.7(c)(iii)
Warrantholder Consent Agreement	Section 2.7(c)(iii)
WC Escrow Amount	Article I
WC Escrow Fund	Article I
Written Consent	Recitals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on November 6, 2017, by and among USA Technologies, Inc., a Pennsylvania corporation (“Parent”), USAT, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Cantaloupe Systems, Inc. a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholders’ Representative (as defined in Section 6.5(a)).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the Company, in such capacity, the “Surviving Corporation”) (such merger, the “Merger”).

B.            The respective Boards of Directors of Parent, Merger Sub, and the Company (the “Boards of Directors” and each, a “Board of Directors”) have deemed it advisable and in the best interests of their respective corporations or companies and stockholders, as applicable, to consummate the Merger.

C.            The respective Boards of Directors of Parent, Merger Sub, and the Company have approved, in accordance with the applicable provisions of the Pennsylvania Business Corporation Law (the “PBCL”) and the DGCL, the Agreement and the Merger.

D.            At the time of the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, the Company has obtained and delivered to Parent a true, correct, and complete copy of an executed action by written consent evidencing the adoption of this Agreement and the Merger in compliance with the DGCL and the Company Charter Documents (as defined herein) (such consent, the “Written Consent”) signed by holders of (i) at least 70%  of the issued and outstanding shares of the Senior Preferred Stock (as defined herein), voting as a separate class, (ii)  a majority of the issued and outstanding shares of Series A Preferred Stock, voting as a separate class, and (iii) a majority of the issued and outstanding shares of the Preferred Stock and Company Common Stock, voting  together (which includes at least 51% of issued and outstanding Company Common Stock). The signatories to the Written Consent  include each holder of Company Capital Stock which represents (on an as-converted basis) at least one-half of one percent (0.5%) or more of the voting power of all of the voting power of the holders of the Company Capital Stock considered as a group immediately prior to the Merger Effective Time (collectively, the “Consenting Stockholders”).

E.             At the time of the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, the Company has obtained and delivered to

Parent a written  joinder, release and waiver, in the form attached hereto as Exhibit “H” (each, a “Joinder Agreement”) which has been entered into by each Consenting Stockholder.

F.             The parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

1.             “2014 CompuVend Note” shall mean the promissory note in the original principal amount of $765,000 dated April 1, 2014, by the Company, as maker, in favor or CompuVend, Inc., as payee. Prior to the Merger Effective Time, and as a condition thereof, the Company shall deliver to Parent a certificate signed by an officer of the Company stating the outstanding principal balance and accrued interest as of the Merger Effective Time under the promissory note.

2.             “2016 Series A Notes” shall mean those certain Series A Promissory Notes in the original aggregate principal amount of $1,150,000 entered into during April and May 2016, by the Company, as maker, in favor of the note holders. Prior to the Merger Effective Time, and as a condition thereof, the Company shall deliver to Parent a certificate signed by an officer of the Company stating the outstanding principal balance and accrued interest as of the Merger Effective Time under the promissory notes.

3.             “2016 Series B Notes” shall mean those certain Series B Promissory Notes in the original aggregate principal amount of $400,000 entered into during June 2016, by the Company, as maker, in favor of the note holders. Prior to the Merger Effective Time, and as a condition thereof, the Company shall deliver to Parent a certificate signed by an officer of the Company stating the outstanding principal balance and accrued interest as of the Merger Effective Time under the promissory notes.

4.             “Additional Cash Consideration” shall mean a positive or negative amount equal to:

(i)            The Aggregate Exercise Price, plus

(ii)           the Estimated Closing Date Net Cash Amount (which may be a positive or negative number), plus

(iii)          the Estimated Closing Date Net Working Capital Adjustment Amount (which may be a positive or negative number), minus

(iv)          the Indebtedness (excluding the Assumed Debt and Current Liabilities) that is outstanding as of the Merger Effective Time, minus

(v)           the Company’s Transaction Expenses that are unpaid as of the Merger Effective Time, minus

(vi)          any Change in Control Payments that are unpaid as of the Merger Effective Time.

5.             “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

5.A          “Aggregate Consideration Stock Amount”  shall mean the amount of $19,810,000.

6.             “Aggregate Exercise Price” shall mean the amount of $51,361, which is the aggregate exercise price of (i) all Company Options that are being cancelled in exchange for the right to receive the Option Payment pursuant to Section 2.7(d) and (ii) all Company Common Warrants that are being cancelled in exchange for the right to receive the Common Stock Warrant Merger Consideration pursuant to Section 2.7(c).

7.             “Aggregate Participation Cash Amount” shall mean an amount in cash equal to (i) the Cash Merger Consideration plus or minus, as the case may be, (ii) the Additional Cash Consideration, minus the product obtained by multiplying (A) the Cash Consideration Ratio by (B) the Aggregate Preference Amount.

8.             “Aggregate Participation Stock Amount” shall mean the amount of $19,810,000 minus the product obtained by multiplying (A) the Stock Consideration Ratio by (B) the Aggregate Preference Amount.

9.             “Aggregate Preference Amount” shall mean $31,241,871, which is equal to the Aggregate Series A Preference Amount, the Aggregate Series B Preference Amount, the Aggregate Series C Preference Amount, and the Aggregate Series C-1 Preference Amount.

10.           “Aggregate Series A Preference Amount” shall mean the product obtained by multiplying (i) the number of shares of Series A Preferred Stock outstanding as of the Merger Effective Time by (ii) respective the Per Share Series A Preference Amount for each such share.

11.           “Aggregate Series B Preference Amount” shall mean the product obtained by multiplying (i) the number of shares of Series B Preferred Stock outstanding as of the Merger Effective Time by (ii) the Per Share Series B Preference Amount.

12.           “Aggregate Series C Preference Amount” shall mean the product obtained by multiplying (i) the sum of (A) the number of shares of Series C Preferred Stock outstanding as of the Merger Effective Time plus (B) the number of shares of Series C Preferred Stock issuable upon exercise of the Company Series C Warrant immediately prior to the Merger Effective Time, by (ii) the Per Share Series C Preference Amount.

13.           “Aggregate Series C-1 Preference Amount” shall mean the product obtained by multiplying (i) the number of shares of Series C-1 Preferred Stock outstanding as of the Merger Effective Time by (ii) the Per Share Series C-1 Preference Amount.

14.           “Assumed Debt” shall mean (i) the 2016 Series A Notes, (ii) the 2016 Series B Notes, and (iii) the CompuVend Note, the outstanding principal amount of which as of the Merger Effective Time shall be no greater than  the Assumed Debt Amount.

15.           “Assumed Debt Amount” shall mean the aggregate amount of  $1,800,000.

16.           “Business Day” shall mean any day that is not Saturday or Sunday or other day on which banks are required or authorized by law to close in Philadelphia, Pennsylvania.

17.           “Cash” shall mean cash and cash equivalent items, including checking account balances, bank account balances, certificates of deposit, and mutual funds , only to the extent convertible to cash within 30 days. Cash will also be calculated net of outstanding checks and excluding any cash or cash equivalents not freely usable because it is subject to restrictions, limitation or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriation or any other form of restriction (“Excluded Cash”). For the avoidance of doubt, Cash can be a positive or negative number. For the avoidance of doubt, it is the intention of the parties that any Cash of the Company existing immediately prior to the Merger Effective Time (provided it is a positive number) shall belong to and inure to the benefit of the Company Equityholders and not of the Surviving Company.

18.           “Cash Consideration Ratio” shall mean the quotient obtained by dividing (i) the Cash Merger Consideration plus or minus the Additional Cash Consideration by (ii) the sum of the Cash Merger Consideration, Additional Cash Consideration and the Aggregate Consideration Stock Amount.

19.           “Cash Merger Consideration” shall mean the amount of $65,000,000.

20.           “Change in Control Payments” mean any amounts that are payable to any current or former director, officer, Employee or consultant of the Company as a result of the negotiation, execution or delivery of this Agreement or the consummation of the Merger (either alone or in combination with any other event, such as a termination of employment), whether pursuant to any Company Employee Plan or any other employment, bonus, retention, severance or change-in-control Contract or otherwise, including any amounts arising out of the payment of the foregoing; provided, however, that the payments to be made pursuant to Section 2.7(i) on account of the MCO shall be excluded.  For the avoidance of doubt, “Change in Control Payments” shall also include the employer portion of any employment taxes and social security contributions arising out of the payment of any Change in Control Payments, payments made to any Company Equityholder, or the cancellation of the Company Options pursuant to Section 2.7. The Change in Control Payments due by the Company as a result of the Merger are set forth in Section 1.20 of the Company Disclosure Letter.

21.           “Closing Date Allocation Schedule” means a schedule, dated as of the Closing Date, which has been prepared by the Company and delivered to the Parent, setting forth, for each Company Equityholder: (i) such Company Equityholder’s name, mailing address and email address; (ii) the number of shares of Company Common Stock held by such Company Equityholder immediately prior to the Merger Effective Time; (iii) the number of shares of Company Common Stock subject to Company Options held by such Company Equityholder immediately prior to the Merger Effective Time; (iv) the number of shares of Company Capital Stock subject to the Company Warrants held by such Company Equityholder immediately prior to the Merger Effective Time; (v) the number of shares of Series A Preferred Stock held by such Company Equityholder immediately prior to the Merger Effective Time; (vi) the number of shares of Series B Preferred Stock held by such Company Equityholder immediately prior to the Merger Effective Time; (vii) the number of shares of Series C Preferred Stock held by such Company Equityholder immediately prior to the Merger Effective Time; (viii) the number of shares of Series C-1 Preferred Stock held by such Company Equityholder immediately prior to the Merger Effective Time; (ix) the amount in cash to be paid to such Company Equityholder by Parent at the Closing and the amount of cash to be held in the WC Escrow Fund and the Representative Reimbursement Amount (expressed as both a dollar amount and as a percentage); (x) the number of shares of Parent Common Stock to be issued to such Company Equityholder by Parent at the Closing; (xi) such Company Equityholder’s share of the number of shares of Parent Common Stock to be held in the Escrow Fund (expressed as both a dollar amount and as a percentage); (xii) such Company Equityholder’s share of the amount in cash to be held in the WC Escrow Fund (expressed both as a dollar amount and as a percentage); (xiii) such Company Equityholder’s election to receive cash payments, by check or by wire transfer; (xiv) for Company Equityholders electing to receive payment by check, delivery instructions for such check, or for Company Equityholders electing to receive payment by wire transfer, wire transfer instructions for such wire transfer; (xv) such Company Equityholder’s Pro Rata Portion; and (xvi) such Company Equityholder’s portion of the Representative Reimbursement Amount (expressed as both a dollar amount and as a percentage). The Closing Date Allocation Schedule shall also include the calculation of the Outstanding Shares, Aggregate Participation Cash Amount, Aggregate Participation Stock Amount, Aggregate Preference Amount, Aggregate Series A Preference Amount, Aggregate Series B Preference Amount, Aggregate Series C Preference Amount,

Aggregate Series C-1 Preference Amount, Per Share Series A Preference Amount, Per Share Series B Preference Amount, Per Share Series C Preference Amount, Per Share Series C-1 Preference Amount, Per Share Series A Cash Amount, Per Share Series B Cash Amount, Per Share Series C Stock Amount, Per Share Series C-1 Cash Amount, Per Share Series A Stock Amount, Per Share Series B Stock Amount, Per Share Series C Stock Amount, Per Share Series C-1 Stock Amount, the Option Payment, the Warrant Merger Consideration, Per Share Participation Cash Amount, Per Share Participation Stock Amount, Cash Consideration Ratio and Stock Consideration Ratio. At least two (2) days prior to the Closing, the Company shall deliver to Parent the Closing Date Allocation Schedule. The Closing Date Allocation Schedule shall be signed by and certified to by an authorized officer of the Company.

22.           “Closing Date Net Cash Amount” shall mean all Cash held by the Company as of the Merger Effective Time which is set forth in the Closing Statement.

23.           “Closing Date Net Working Capital Adjustment Amount” shall mean an absolute value equal to the Closing Date Net Working Capital Amount minus the Estimated Closing Date Net Working Capital Amount, which is set forth in the Closing Statement.

24.           “Closing Date Net Working Capital Amount” shall mean the Net Working Capital as of the Merger Effective Time, which shall be set forth in the Closing Statement.

25.           “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

26.           “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

27.           “Company Business” shall mean the business conducted by the Company as of the date hereof.

28.           “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

29.           “Company Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share.

30.           “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonuses, commission, pension, retirement, post-employment, profit-sharing, severance, termination pay, incentive or deferred compensation, performance awards, stock, stock option, stock purchase, or stock or equity-related awards, health, dental, vision, hearing, disability and fringe benefits, welfare, vacation, insurance (including self-insured arrangements), severance, salary contribution, benefits continuation, unemployment, vacation, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, any Employee

Agreement, each “nonqualified defined compensation plan” within the meaning of Section 409A of the Code, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, or was maintained, contributed to, or required to be contributed to within the six years prior to the Merger Effective Time by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation, including all International Employee Plans, Employee Agreements and consulting agreements with independent contractors.

31.           “Company Equityholder” shall mean each Person who is a holder of Company Capital Stock that is issued and outstanding immediately prior to the Merger Effective Time and each Person who is a holder of a Company Option and each Person who is a holder of a Company Warrant.

32.           “Company Intellectual Property” shall mean all Intellectual Property, whether registered or not, which (i) has been assigned, or is obligated to be assigned, to the Company, (ii) was invented created, conceived, discovered, or developed, either in whole or in part, by an Employee of, consultant to, contractor for, or a Person performing services on behalf of, the Company in the conduct of the Company Business or with the use of Company resources, or (iii) was exclusively licensed to the Company.

33.           “Company IP Contract” shall mean any Contract to which the Company is a party and pursuant to which (i) the Company has granted a license (including any sublicense) or covenant not to sue under Company Intellectual Property to any third Person, or any option with respect thereto, or (ii) any third Person has granted a license (including any sublicense) to the Company under third Person Intellectual Property; provided that Company IP Contracts shall not include (A) “shrink wrap”, standard “software as a service” subscription agreements, and similar off-the-shelf software licenses or (B) other non-material agreements and licenses ancillary to the purchase or use of equipment, reagents or other materials.

34.           “Company Option Plan” shall mean the Company 2004 Stock Option Plan, as amended,  and the Company 2016 Stock Option Plan.

35.           “Company Options” shall mean all outstanding options as of immediately prior to the Merger Effective Time to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan, or pursuant to any individual stock option agreement.

36.           “Company Patent Rights” shall mean all Patent Rights which have been assigned, are obligated to be assigned, are licensed or are obligated to be licensed to the Company.

37.           “Company Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series C-1 Preferred Stock.

38.           “Company Products” shall mean all products and services currently or previously developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company, in each of the foregoing cases that have been made commercially available to the public prior to the date hereof, or any products or services in development by the Company and expected to be manufactured and sold as of the Merger Effective Time.

39.           “Company Stockholder” shall mean a holder of Company Capital Stock as of immediately prior to the Merger Effective Time.

40.           “Company Warrant” shall mean the outstanding warrants as of immediately prior to the Merger Effective Time to purchase shares of Company Capital Stock.

41.           “Company Common Warrant” shall mean the outstanding warrants as of immediately prior to the Merger Effective Time to purchase shares of Company Common Stock.

42.           “Company Series C Warrant” shall mean the outstanding warrants as of immediately prior to the Merger Effective Time to purchase shares of Series C Preferred Stock.

42.5          “Company Series C Warrant Cancellation Payment” shall mean the amount of $267,839.

43.           “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense or other legally binding commitment.

44.           “Current Assets” shall mean only current assets of the Company in the line items set forth in Exhibit G attached hereto under the heading “Current Assets,” each calculated in accordance with GAAP. For the avoidance of doubt, Current Assets shall not include Cash or Excluded Cash or deferred tax assets but will include current and long term deferred cost of goods sold.

45.           “Current Liabilities” shall mean only the current liabilities of the Company in the line items set forth in Exhibit G attached hereto under the heading “Current Liabilities,” each calculated in accordance with GAAP.  For the avoidance of doubt, Current Liabilities shall not include liabilities classified  as Indebtedness, Transaction Expenses, any negative amount of Closing Date Net Cash Amount, Change in Control Payments, or deferred income taxes but will include current and long term deferred revenues.

46.           “Employee” shall mean any current or former or retired employee of the Company or any ERISA Affiliate, or any consultant to the Company, or any Person providing services to the

Company. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.

47.           “Employee Agreement” shall mean each written employment, severance, consulting, independent contracting, relocation, change in control, retention, or other agreement or contract between the Company or any ERISA Affiliate and any Employee, consultant, contractee, or service provider under which the Company has any obligation.

48.           “ERISA” shall mean and any individual or entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

49.           “ERISA Affiliate” shall mean the Employee Retirement Income Security Act of 1974, as amended.

50.           “Escrow Agent” shall mean American Stock Transfer & Trust Company, LLC, or any successor as determined in accordance with the Escrow Agreement.

51.           “Escrow Amount” shall mean that number of shares of Parent Common Stock equal to a value of $8,661,000 based upon the Parent Stock Price.

52.           “Escrow Fund” shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

53.           “Escrow Termination Date” shall mean the date that is fifteen (15) months following the Closing Date, except as provided in Section 6.1(a).

54.           “Estimated Closing Date Net Working Capital Amount” shall mean  the Company’s estimate of Net Working Capital as of the Merger Effective Time, which is set forth in the Closing Notice.

55.           “Estimated Closing Date Net Cash Amount” shall mean  the Company’s estimate of the Closing Date Net Cash Amount, which is set forth in the Closing Notice.

56.           “Estimated Closing Date Net Working Capital Adjustment Amount” shall mean  the value equal to  the Estimated Closing Date Net Working Capital Amount minus the Net Working Capital Target, which is set forth in the Closing Notice.

57.           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

58.           “Indebtedness” shall mean (i) all indebtedness of the Company for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (ii) amounts owing by the Company as deferred purchase price for property or services in respect of which the

Company is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities), (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security for the payment of which the Company is responsible or liable, (iv) commitments or obligations by which the Company assures a creditor against Losses (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien on any assets and properties of the Company, (vi) obligations to repay deposits or other amounts advanced by and owing by the Company to third parties, (vii) obligations of the Company under any interest rate, currency or other hedging agreement, (viii) obligations of the Company under capital leases in respect of which the Company is liable as obligor, guarantor, or otherwise, in accordance with GAAP, or (ix) guarantees under which the Company is liable with respect to any indebtedness, obligations, claim or Liability of any other Person of a type described in clauses (i) through (viii) above, (x) merchant of record liabilities, (xi) sales and use tax liabilities, provided that Indebtedness shall not mean or include the Sales And Use Tax Credit, (xii) any Assumed Debt in excess of the Assumed Debt Amount; and (xiii) any interest, prepayment penalties, premiums, fees and expenses due and payable in respect of any of the foregoing.

59.           “Indemnified Parties” shall mean the Parent, the Surviving Corporation and their respective Affiliates and the respective officers, directors, employees, agents and representatives of the Parent, Surviving Company and their respective Affiliates.

60.           “Intellectual Property” shall mean any or all United States and foreign intellectual property rights, arising under statutory, common or other law and whether or not applied for, perfected or registered, and all rights associated therewith, including: (i) all patents and patent applications (including United States provisional patent applications, United States non-provisional patent applications, international (PCT or otherwise) patent applications, and foreign patent applications), and all reissues, reexaminations, divisionals, renewals, extensions, continuations and continuations-in-part thereof, including all priority rights pertaining thereto, whether or not patentable, anywhere in the world; (ii) all data and documentation (including all laboratory notebooks, invention disclosures, notices, source code, outlines, presentations, or schematics)  relating to, describing, or containing descriptions of the above intellectual property rights; (iii) all rights relating to Trade Secrets, including knowledge related to the manufacture and development of Company Products; (iv) all rights associated with works of authorship, including mask works, copyrights and moral rights in both published and unpublished works and registrations and applications for registration thereof, and all other rights corresponding thereto throughout the world whether registered or unregistered (“Copyrights”); (v) all registered and unregistered trademarks, service marks, certification marks, trade names, corporate names, domain names and other names and slogans, logos, common law trademarks and service marks, trade dress, industrial designs, including all registrations and applications therefor throughout the world and the goodwill associated therewith (“Trademarks”); (vi) computer software and all subsequent versions thereof, including programs, applications, modules, routines and sub-routines, program and system logic, architecture and/or design, screen and report displays and layouts, templates, user interfaces, menus, buttons and icons, data definition specifications, source code, object code, comments, algorithms, application programming interfaces, databases and other software-related specifications and documentation, maintenance agreements, design notes, technical or user manuals, files and data, and all media on which the foregoing are stored or recorded (“Software”); (vii) all internet protocol addresses and networks, including domain names, internet e-mail addresses, world wide web (www) and http addresses, network names, social media user names, identifiers, accounts and profiles, network addresses and services (such as mail or website) whether or not used or currently in service and any registrations relating thereto and any website materials, content and design, and any authorization codes, login details or credentials or passwords to use or access the same (“Domain Names”); and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental body in any jurisdiction.

61.           “International Employee Plan” shall mean each Company Employee Plan that provides compensation or benefits to current or former Company employees or service providers or other Persons who reside or perform services primarily outside the United States of America.

62.           “IRS” shall mean the United States Internal Revenue Service.

63.           “Knowledge” shall mean with respect to the Company, either of the following: (i) the actual knowledge of the individuals listed in Section 1.63 of the Company Disclosure Letter, and/or (ii) the knowledge that such individuals would reasonably be expected to have of such fact or other matter at issue after a reasonable and appropriate inquiry and investigation.

64.           “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

65.           “Liability” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.

66.           “Liens” shall mean any or all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding licenses to Intellectual Property or violations of rights in Intellectual Property.

67.           “Losses” shall mean any and all claims, losses, Liabilities, damages, judgments, settlements, awards, fines, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation), whether involving a third-party claim or a claim solely between the parties hereto, provided that damages shall include consequential, special or punitive damage only to the extent a component of a third-party claim.

68.           “Material Adverse Effect” when used in connection with an entity, shall mean any change or effect that has occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is materially adverse to such entity, or to such entity’s business, assets, Liabilities, capitalization, financial condition, or results of operations; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect resulting from changes in Legal Requirements or the interpretation thereof (which change or effect does not disproportionately affect such entity in any material respect); (iii) any change or effect resulting from changes affecting any of the industries in which such entity operates generally or the United States of America or worldwide economy generally, financial markets or political conditions (which changes in each case do not disproportionately affect such entity in any material respect); (iv) any changes in accounting rules or principles, including changes in GAAP, (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (which change or effect does not disproportionately affect such entity in any material respect); or (vi) any litigation arising from allegations of a breach of fiduciary duty or misrepresentation in any disclosure relating to this Agreement or the Merger.

69.           “Merger Consideration” shall mean the amount which is the value of (i) the Cash Merger Consideration plus (ii) the Stock Merger Consideration plus or minus (iii) the Additional Cash Consideration.

70.           “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) of ERISA.

71.           “Net Working Capital Target” shall mean the amount of $125,000.

72.           “Net Working Capital” shall mean, at any date, all Current Assets minus all Current Liabilities as of such date .

73.           “Outstanding Shares” shall mean 34,415,308 shares of Company Common Stock, which reflects without duplication, the sum of the total number of (i) shares of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time, (ii) shares of Company Common Stock issuable upon conversion of the Company Preferred Stock immediately prior to the Merger Effective Time, (iii) shares of Company Common Stock issuable upon exercise of the vested Company Options immediately prior to the Merger Effective Time,  (iv)  shares of Company Common Stock issuable upon exercise of the Company Common Warrants immediately prior to the Merger Effective Time, in each case, with respect to any exercises or conversions into Company Common Stock  that are to be effective immediately prior to or simultaneous with the Merger (other than the conversion of the Company Capital Stock into the right to receive the Stock Merger Consideration, Cash Merger Consideration, and Additional Cash Consideration) being given effect.

74.           “Parent Common Stock” shall mean the common stock of Parent, no par value per share.

75.           “Parent Stock Price” shall be  equal to the volume adjusted   average closing price per share over each of the trading days occurring during the ninety (90) calendar  days ending on the trading day two days prior to the Closing Date.

76.           “Patent Rights ” shall mean all (i) issued patents; (ii) pending patent applications (or any internally disclosed or identified inventions whether or not patent rights have been applied for) and any related patent applications filed in the future claiming priority thereto, including all provisional applications, non-provisional applications, international (PCT or otherwise) applications, substitutions, continuations, continuations in part, divisions, renewals, and all patents granted thereon or issuing therefrom; (iii) all patents of addition, reissues, re-examinations and extensions or restorations by extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (iv) invention registrations, inventor’s certificates, utility models, or confirmation patents; and (v) any form of government-issued right similar to any of the foregoing, in each case in any country or patent examining or granting jurisdiction or office.

76.5          “Payment Agent” shall mean American Stock Transfer & Trust Co., LLC.

77.           “Per Share Series A Preference Amount” shall mean the amount specified as the liquidation preference for each holder of Series A Preferred Stock on Section 1.77 of the Company Disclosure Letter.

78.           “Per Share Series A Cash Amount” shall mean, with respect each holder of Series A Preferred Stock, an amount of cash equal to the product of (A) the Per Share Series A Preference Amount multiplied by (B) the Cash Consideration Ratio. For the avoidance of doubt, the holders of Series A Preferred Stock shall not be entitled to receive the Per Share Participation Cash Amount.

79.           “Per Share Series A Stock Amount” shall mean, with respect to each holder of Series A Preferred Stock, the number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the product of the Per Share Series A Preference Amount multiplied by  the Stock Consideration Ratio by (B) the Parent Stock Price. For the avoidance of doubt, the holders of Series A Preferred Stock shall not be entitled to receive the Per Share Participation Stock Amount.

80.           “Per Share Series B Preference Amount” shall mean the amount of $1.16.

81.           “Per Share Series B Cash Amount” shall mean an amount of cash equal to the sum of (i) the product of (A) the Per Share Participation Cash Amount multiplied by (B) the rate at which the Series B Preferred Stock converts into Company Common Stock plus (ii) the product of (A) the Per Share Series B Preference Amount multiplied by (B) the Cash Consideration Ratio.

82.           “Per Share Series B Stock Amount” shall mean the number of shares of Parent Common Stock equal to the sum of (i) the quotient obtained by dividing (A) the product of the Per Share Participation Stock Amount multiplied by  the rate at which the Series B Preferred Stock converts into Company Common Stock by (B) the Parent Stock Price plus (ii) the quotient obtained by dividing (A) the product of  the Per Share Series B Preference Amount multiplied by  the Stock Consideration Ratio by (B) the Parent Stock Price.

83.           “Per Share Series C Preference Amount” shall mean the amount of $1.69.

84.           “Per Share Series C Cash Amount” shall mean an amount of cash equal to the sum of (i) the product of (A) the Per Share Participation Cash Amount multiplied by (B) the rate at which the Series C Preferred Stock converts into Company Common Stock plus (ii) the product of (A) the Per Share Series C Preference Amount multiplied by (B) the Cash Consideration Ratio.

85.           “Per Share Series C Stock Amount” shall mean the number of shares of Parent Common Stock equal to the sum of (i) the quotient obtained by dividing (A) the product of  the Per Share Participation Stock Amount multiplied by  the rate at which the Series C Preferred Stock converts into Company Common Stock by (B) the Parent Stock Price plus (ii) the quotient obtained by dividing (A) the product of  the Per Share Series C Preference Amount multiplied by  the Stock Consideration Ratio by (B) the Parent Stock Price.

86.           “Per Share Series C-1 Preference Amount” shall mean the amount of $2.20.

87.           “Per Share Series C-1 Cash Amount” shall mean an amount of cash equal to the sum of (i) the product of (A) the Per Share Participation Cash Amount multiplied by (B) the rate at which the Series C-1 Preferred Stock converts into Company Common Stock plus (ii) the product of (A) the Per Share Series C-1 Preference Amount multiplied by (B) the Cash Consideration Ratio.

88.           “Per Share Series C-1 Stock Amount” shall mean the number of shares of Parent Common Stock equal to the sum of (i) the quotient obtained by dividing (A) the product of  the Per Share Participation Stock Amount multiplied by the rate at which the Series C-1 Preferred Stock converts into Company Common Stock by (B) the Parent Stock Price plus (ii) the quotient obtained by dividing (A) the product of  the Per Share Series C-1 Preference Amount multiplied by  the Stock Consideration Ratio by (B) the Parent Stock Price.

89.           “Per Share Participation Amount” shall mean an amount expressed in dollars equal to the sum of the (i) Per Share Participation Cash Amount and (ii) the sum of the Per Share Participation Stock Amount multiplied by the Parent Stock Price.

90.           “Per Share Participation Cash Amount” shall mean an amount in cash equal to the quotient obtained by dividing (x) the Aggregate Participation Cash Amount less the Option Payment and the Series C Cancellation Payment by (y) the Outstanding Shares, exclusive of any shares of Company Common Stock issuable upon the exercise of the vested Company Options immediately prior to the Merger Effective Time that have not been exercised prior to the Merger

Effective Time or issuable upon conversion of the outstanding shares of Series A Preferred Stock immediately prior to the Merger Effective Time, and as adjusted pursuant to Section 2.7(g).

91.           “Per Share Participation Stock Amount” shall mean the number of shares of Parent Common Stock equal to (x) the Aggregate Participation Stock Amount divided by (y) the Outstanding Shares, exclusive of any shares of Company Common Stock issuable upon the exercise of the vested Company Options immediately prior to the Merger Effective Time that have not been exercised prior to the Merger Effective Time or issuable upon conversion of the outstanding shares of Series A Preferred Stock immediately prior to the Merger Effective Time, and as adjusted pursuant to Section 2.7(g) divided by (z) Parent Stock Price.

92.           “Permitted Liens” shall mean Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which a reserve has been established in accordance with GAAP on the Company Balance Sheet.

93.           “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

94.           “Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

95.           “Pro Rata Portion” shall mean, with respect to each Company Equityholder, the quotient (expressed as a percentage) obtained by dividing (x) the portion of the Cash Merger Consideration and Stock Merger Consideration to be received by such person as of immediately prior to the Merger Effective Time for all shares of Company Capital Stock held by such Person by (y) the aggregate Cash Merger Consideration and Stock Merger Consideration payable to all such Persons as of immediately prior to the Merger Effective Time for all shares of Company Capital Stock held by all such Persons. Each Company Equityholder’s Pro Rata Portion will be reflected on the Closing Date Allocation Schedule, shown to four decimals points (e.g., 5.4321%).

96.           “Property Taxes” means all property Taxes, personal property Taxes and similar ad valorem Taxes.

97.           “Related Agreements” shall mean the Escrow Agreement, the Written Consent, the Letter of Transmittal, the Lock-Up Agreement, the Joinder Agreement, the Investor Questionnaire, the Warrantholder Consent  Agreement, and all other agreements and certificates executed and delivered by or on behalf of the Company, any officers of the Company in their capacity as such, or any of the Company Equityholders in connection with this Agreement or any of the foregoing or any of the transactions contemplated hereby or thereby.

98.           “Related Party” shall mean each of the following: (i) each of the Company Equityholders holding in excess of five percent (5%) of the Company’s Capital Stock, on a fully-diluted, as-converted basis; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) or (ii) above; and (iv) any trust or other Person (other than the Company) in which any one of the Persons referred to in clause (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

99.           “Representative Reimbursement Amount” shall mean $100,000.

100.         “Securities Act” shall mean the Securities Act of 1933, as amended.

101.         “SEC” shall mean the United States Securities and Exchange Commission.

102.         “SEC Reports” shall mean all reports filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since July 1, 2015.

102.5       “Senior Preferred Stock” shall mean the Company’s Series B Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock.

103.         “Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

104.         “Series B Preferred Stock” shall mean the Company’s Series B Convertible Participating Preferred Stock, par value $0.001 per share.

105.         “Series C Preferred Stock” shall mean the Company’s Series C Participating Convertible Preferred Stock, par value $0.001 per share.

106.         “Series C-1 Preferred Stock” shall mean the Company’s Series C-1 Convertible Participating Preferred Stock, par value $0.001 per share.

107.          “Stock Consideration Ratio” shall mean the quotient obtained by dividing (i) the Aggregate Consideration Stock Amount by (ii) the sum of the Cash Merger Consideration, Additional Cash Consideration and the Aggregate Consideration Stock Amount.

108.         “Stock Merger Consideration” shall mean  that number of shares of Parent Common Stock resulting from $19,810,000, divided by the Parent Stock Price.

109.         “Straddle Period” shall mean any Tax period beginning before or on the Closing Date and ending after the Closing Date.

110.         “Subsidiary” when used with respect to any party, shall mean any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity, or is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

111.         “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, alternative, add-on minimum, estimated, ad valorem, transfer, franchise, branch profits, windfall profit, registration, license, withholding, payroll, recapture, employment, social security, disability, severance, stamp, occupation, capital stock, municipal, environmental, excise, real and personal property taxes, custom duty or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any Liability for the payment of any amounts of the type described above in this paragraph pursuant to Treas. Reg. Section 1.1502-6, or as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by law or otherwise or as a result of any obligations under any agreements or arrangements with any other Person and including any Liability for taxes of a predecessor entity.

112.         “Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

113.         “Tax Return” shall mean any return, declaration, statement, report, claim for refund, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, any amendment and information returns and reports) relating to Taxes.

114.         “Trade Secrets” shall mean all rights relating to trade secrets and other confidential business information (regardless of whether such confidential information is considered a trade secret in a particular jurisdiction), including ideas, formulas, collections and organizations of information, reports, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, know-how, including know-how related to the manufacture and development of Company Products or parts or components of Company Products, manufacturing and production processes and techniques, algorithms, secret formulas, source code, subroutines, databases, compositions, formulations, research and development information, drawings, specifications, designs, plans, blue prints, charts, diagrams, proposals, technical data, data bases, processes, copyrightable works, semiconductor masks, financial and marketing and business data, forecasts, pricing and cost information, business and marketing plans, customer and supplier lists and information.

115.         “VDA Representative” shall mean the person appointed by the Company Equityholders to review Voluntary Disclosure Agreements filed after the Closing Date on behalf of the Surviving Company with respect to periods prior to the Closing Date, who shall initially be Jim Lee.

116.         “Voluntary Disclosure Agreement” includes any agreement, compromise, managed audit, administrative determination or similar proceeding whereby a United States state or local governmental authority responsible for the collection of sales and use Taxes agrees to allow a settlement amount pursuant to a voluntary compliance program with respect to such Taxes.

117.         “WC Escrow Amount” means an amount in cash equal to $300,000.

118.         “WC Escrow Fund” means the WC Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

ARTICLE II.
THE MERGER

2.1           Merger.

(a)           Upon the terms and subject to the conditions hereof, at the Merger Effective Time (as defined in Section 2.1(b)), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the Surviving Corporation in accordance with the DGCL.

(b)           The Merger shall become effective as of the date and time specified in  the certificate of merger with respect to Merger in the form of Exhibit C (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, which filing shall be made as soon as practicable on the Closing Date . When used in this Agreement, the term “Merger Effective Time” shall mean the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the Certificate of Merger.

(c)           The Merger shall, from and after the Merger Effective Time, have all the effects provided herein, in the Certificate of Merger and in the applicable provisions of the DGCL.

2.2           Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Lurio & Associates, P.C., located at Suite 3120, 2005 Market Street, Philadelphia, Pennsylvania, at 12:00 p.m., Eastern Standard Time, on such date to be specified by the Parent, which shall be no later than the third (3rd) Business Day after the satisfaction or, to the extent permitted by law, waiver by the party entitled to the benefit thereof of the conditions set forth in Article VII (other than those that by their terms are to be satisfied at the Closing). The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3           Certificate of Incorporation. At the Merger Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

2.4           Bylaws. At the Merger Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the bylaws of the Surviving Corporation.

2.5           Directors.  The directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable law. Prior to the Merger Effective Time, and as a condition thereof, the Company shall deliver to Parent resignations of the directors of the Company as of the Merger Effective Time in form and substance reasonably acceptable to Parent.

2.6           Officers. The officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with Legal Requirements. Prior to the Merger Effective Time, and as a condition thereof, the Company shall deliver to Parent resignations of the officers of the Company as of the Merger Effective Time in form and substance reasonably acceptable to Parent.

2.7           Conversion of Securities; Treatment of Company Options and Company Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub or any Company Options or Company Warrants:

(a)           Cancellation of Treasury Stock. Each share of Company Capital Stock that is held in the treasury of the Company shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(b)           Company Capital Stock. Subject to Section 2.9, Section 2.13 and Article VI:

(i)          each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Dissenting Shares) shall be converted at the Merger Effective Time into the right to receive (A) the Per Share Participation Cash Amount, without interest, and (B) the Per Share Participation Stock Amount;

(ii)         each share of Series A Preferred Stock issued and outstanding prior to the Merger Effective Time shall be converted at the Merger Effective Time into the right to receive (A) the Per Share Series A Cash Amount, without interest, and (B) the Per Share Series A Stock Amount; and

(iii)        each share of Series B Preferred Stock issued and outstanding prior to the Merger Effective Time shall be converted at the Merger Effective Time into the right to receive (A) the Per Share Series B Cash Amount, without interest, and (B) the Per Share Series B Stock Amount; and

(iv)       each share of Series C Preferred Stock issued and outstanding prior to the Merger Effective Time shall be converted at the Merger Effective Time into the right to receive (A) the Per Share Series C Cash Amount, without interest, and (B) the Per Share Series C Stock Amount; and

(v)        each share of Series C-1 Preferred Stock issued and outstanding prior to the Merger Effective Time shall be converted at the Merger Effective Time into the right to receive (A) the Per Share Series C-1 Cash Amount, without interest, and (B) the Per Share Series C-1 Stock Amount.

All such shares of Company Capital Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Certificate (as hereinafter defined) representing any such shares of Company Capital Stock, as applicable, shall cease to have any rights with respect thereto, except the right to receive, subject to Section 2.9, Section 2.13 and Article VI, the applicable Cash Merger Consideration, Stock Merger Consideration, and Additional Cash Consideration with respect to such shares upon the surrender of such certificate in accordance with Section 2.9. Each former holder of Company Capital Stock shall contribute the appropriate amount of Cash Merger Consideration, Stock Merger Consideration and/or Additional Cash Consideration to the Escrow Fund, WC Escrow Fund and the Representative Reimbursement Amount as indicated in the Closing Date Allocation Schedule.

(c)           Company Warrants.

(i)         Subject to Section 2.9 and Article VI, each Company Common Warrant issued and outstanding immediately prior to the Merger Effective Time shall be canceled in consideration of payment to the holder thereof for each share of Common Stock for which such Company Common Warrant is exercisable and (i) the Per Share Participation Cash Amount minus the product of the exercise price per share of Company Common Stock subject or related to such Company Common Warrant times the Cash Consideration Ratio, without interest, and (ii) the Per Share Participation Stock Amount minus that number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the product of the Stock Consideration Ratio times the exercise price per share of Company Common Stock subject or related to such Company Common

Warrant, by (y) the Parent Stock Price (the aggregate amount for all Company Common Warrants, the “Common Stock Warrant Merger Consideration”).

(ii)         Each Company Series C Warrant issued and outstanding immediately prior to the Merger Effective Time shall be canceled in consideration of payment to the holder thereof of the Company Series C Warrant Cancellation Payment.

(iii)        The Common Stock Warrant Merger Consideration and the Company Series C Warrant Cancellation Payment (hereinafter, the “Warrant Merger Consideration”) shall constitute the sole consideration payable in respect of a canceled Company Warrant and no additional consideration shall be paid in respect of a canceled Company Warrant. Prior to Closing, an executed consent agreement and release (the “Warrantholder Consent Agreement”) has been executed and delivered to Parent by each holder of a Company Common Warrant and Company Series C Warrant in the forms attached hereto as Exhibit D and Exhibit D-1, respectively. Each holder of a Company Common Warrant has also prior to the Closing Date executed and delivered to the Parent a Joinder Agreement and a Lock-Up Agreement.   For the avoidance of doubt, each holder of a Company Common Warrant shall contribute to and shall be entitled to receive distributions from the Escrow Fund, the WC Escrow Fund, or the Representative Reimbursement Amount. The Company has taken all necessary actions, including providing any required notice to each holder of a Company Warrant or obtaining any required consents from each holder of a Company Warrant, necessary to effect the transactions described in this Section 2.7(c) and to cancel the Company Warrants effective at the Merger Effective Time.

(d)           Company Options. Subject to Section 2.9 and Article VI, each Company Option that is exercisable with respect to all or a portion of the shares underlying such Company Option immediately prior to the Merger Effective Time (including any shares for which vesting has been accelerated on account and contingent upon consummation of the Merger) and that has not been exercised prior to the Merger Effective Time shall be canceled in consideration of a cash payment to the holder thereof (each, an “Optionholder”) of the Per Share Participation Amount (which solely for purposes of this calculation shall include the Option Payment as well as any shares of Company Common Stock issuable upon the exercise of the vested Company Options immediately prior to the Merger Effective Time that have not been exercised prior to the Merger Effective Time) minus the exercise price per share of Company Common Stock subject or related to such Company Option (the “Option Payment”). No shares of Parent Common Stock shall be payable to the Optionholders in connection with the Merger (solely in their capacity as Optionholders). The Option Payment shall reduce the amount of cash payable to the other Company Equityholders on a dollar-for-dollar basis. For the avoidance of doubt, in no event shall the Option Payment increase the Cash Merger Consideration or the Additional Cash Consideration, and in no event shall an Optionholder contribute to or be entitled to receive any distributions from the Escrow Fund, the WC Escrow Fund, or the Representative Reimbursement Amount. Each Option Payment shall be adjusted for applicable withholding Taxes which shall be paid from the cash portion of such Option Payment. The Option Payment shall constitute the sole consideration payable in respect of all canceled Company Options and no additional consideration shall be paid in respect of any canceled Company Options. The Company has taken all necessary actions, including providing any required notice to Optionholders or obtaining any required consents from Optionholders, necessary to effect the transactions described in this Section 2.7(d) and to terminate the Company Option Plan effective at the Merger Effective Time and to cancel as of the Merger Effective Time all outstanding Company Options at no cost to the Company, Parent or the Surviving Company except for delivery of the Option Payment.

(e)           Dissenting Shares.

(i)          Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Merger Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal for dissenters rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Common Stock set forth in Section 2.7(b), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(ii)         At the Merger Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the provisions of Section 2.7(e)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters rights under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Section 262 of the DGCL, then, as of the later of the Merger Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.7(b), without interest, upon surrender of the certificate representing such shares in the manner provided in Section 2.9 or, in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of the affidavit, and/or the posting of the bond, as described in Section 2.12.

(f)            Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(g)           De Minimis Company Equityholders.  Notwithstanding anything in this Agreement to the contrary, no shares of Parent Common Stock shall be payable to Company Equityholders that would receive Merger Consideration pursuant to the terms hereof in an amount less than $10,000 as of the Merger Effective Date (a “De Minimis Company Equityholder”), and each such De Minimis Company Equityholders shall instead receive (if, when and to the extent applicable) an additional cash payment in lieu thereof, which payment shall reduce the amount of cash payable to the other Company Equityholders on a dollar-for-dollar basis, and the number of shares of Parent Common Stock that would have been paid to the Company Equityholders that are De Minimis Company Equityholders shall instead be paid to the Company Equityholders that are not De Minimis Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule, with the aggregate amount of such increase being rounded up or down to the nearest next whole share. For the avoidance of doubt, in no event shall any adjustment pursuant to this Section 2.7(g) increase the Cash Merger Consideration and Additional Cash Consideration.

(h)           Joinder Agreement. It shall be a condition precedent to any Company Equityholder (other than the Optionholders or the holders of the Company Series C Warrants) being entitled to receive any Merger Consideration pursuant to this Agreement, including any Stock Merger Consideration, that such Company Equityholder execute and deliver to the Parent a Joinder Agreement.

(i)            Management Carve Out Plan. Notwithstanding anything to the contrary set forth in this Article II, including Section 2.7(b), each of the holders of the Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock identified in Section 2.7(i) of the Company Disclosure Letter has agreed to a Management Carve Out Plan (the “MCO”) pursuant to which a portion of the Merger Consideration otherwise to be received by such holder pursuant to the terms of this Agreement shall not be received by such holder but shall instead be received by certain members of the Company’s management and other employees designated by management as compensation. Prior to the Merger Effective Time, and as a condition thereof, each of such holders has executed and delivered to Parent a separate acknowledgement evidencing each such holder’s agreement to the contribution to be made by such holder to the MCO. The MCO shall be reflected by the Company in the Closing Date Allocation Schedule. The contributor and recipient details of the MCO, together with the allocation of cash and Parent Stock that each such recipient is to receive on account of the MCO, are set forth in Section 2.7(i) of the Company Disclosure Letter.  The aggregate amount of (i) Parent Stock and (ii) cash contributed to, and distributable from the MCO (the “MCO Cash Payment”) shall be identified on the Closing Date Allocation Schedule.

2.8           Lock-Up Agreements. At the time of the execution and delivery of this Agreement, Parent has received a Lock-Up Agreement in the form attached hereto as Exhibit E (the “Lock-Up Agreement”) from each Consenting Stockholder. Subject to Section 2.13(c), in order for any other former Company Equityholder (other than a De Minimis Company Equityholder, or a holder of a Company Series C Warrant)  to receive the Cash Merger Consideration, Additional Cash Consideration, or the Stock Merger Consideration pursuant to Section 2.7, such former Company Equityholder (other than a De Minimis Company Equityholder, or a holder of a Company Series C Warrant) shall be required to execute and deliver to the Parent a Lock-Up Agreement.

2.9           Surrender of Certificates.

(a)           Parent to Provide Cash. At the Merger Effective Time, Parent shall make available to the Payment Agent for exchange in accordance with this Article II, the Cash Merger Consideration (including any additional amounts required to be paid pursuant to Section 2.18 on account of fractional shares but less the Option Payment, the MCO Cash Payment, the Company Series C  Warrant Cancellation Payment, the Representative Reimbursement Amount, and the WC Escrow Fund) and Additional Cash Consideration (based upon the Closing Notice delivered by the Company to the Parent in accordance with Section 2.16(a)), and the Stock Merger Consideration (less the Escrow Fund), in exchange for Company Capital Stock, Company Options and Company Warrants. No interest shall be paid or shall accrue on any consideration payable to any Company Equityholder pursuant to the provisions of this Article II. All amounts payable to the holders of Company Options and the recipients of the MCO Cash Payment shall be subject to all applicable withholding taxes and shall be paid by the Surviving Corporation as soon as practicable after the Closing Date through its payroll in accordance with Legal Requirements. At the Merger Effective Time, Parent shall deliver to (i) the Stockholders’ Representative the Representative Reimbursement Amount, (ii) the holder of the Series C Warrant the Company Series C Warrant Cancelation Payment, and (iii) the Surviving Company the Option Payment and the MCO Cash Payment.

(b)           Exchange Procedures. As soon as practicable following the Merger Effective Time, the Payment Agent shall mail to each holder of record (as of the Merger Effective Time) of a certificate or certificates or an instrument or instruments (the “Certificates”), (i) which immediately prior to the Merger Effective Time  represents outstanding shares of Company Capital Stock, whose shares will be exchanged for, or (ii) the holders of the Company Common Warrants whose rights thereto shall be canceled at the Merger Effective Date in exchange for, the right to receive the Cash Merger Consideration, the Stock Merger Consideration, and/or Additional Cash Consideration pursuant to Section 2.7: (A) a letter of transmittal in the form attached as Exhibit F (which shall specify, among other things, that delivery of the Cash Merger Consideration, Stock Merger Consideration, and Additional Cash Consideration shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or lost certificate affidavits to the Parent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Merger Consideration, Stock Merger Consideration, and Additional Cash Consideration. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of record of such Certificates (unless such Certificates represent Dissenting Shares) shall be entitled to receive in exchange therefor the amount, without interest, constituting the Cash Merger Consideration, Stock Merger Consideration, and Additional Cash Consideration such holder is entitled to receive pursuant to Section 2.7, less the pro rata amount deemed contributed by such Company Equityholder to the Escrow Amount, the WC Escrow Amount, and

the Representative Reimbursement Amount, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates (other than those representing Dissenting Shares, unless the holder thereof loses its right to appraisal) will be deemed from and after the Merger Effective Time, for all corporate purposes, to evidence the right to receive the Cash Merger Consideration, Stock Merger Consideration, and Additional Cash Consideration into which such securities shall have been so converted. Prior to the Merger Effective Time , and as a condition thereof, each holder of a Company Warrant has delivered to the Company an executed Warrantholder Consent Agreement, as required by Section 2.7(c).

(c)           Required Withholding. Each of Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or other payment pursuant to this Agreement to any Company Equityholder or any other Person such amounts as are required to be deducted or withheld therefrom under the Code or otherwise under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(d)           No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any other party hereto shall be liable to any Company Equityholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.10         No Further Ownership Rights in Company Capital Stock.  All consideration paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11         Return of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the former holders of the Company Capital Stock or holders of Company Options or Company Warrants for twelve (12) months after the Merger Effective Time shall be delivered to Parent. Any former holder of Company Capital Stock or holders of Company Options or Company Warrants that has not complied with this Article II prior to the end of such twelve-month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) but only as a general creditor thereof for payment of its claim for its portion of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Legal Requirement, shall, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. No interest shall be payable for any shares of Parent Common Stock delivered to Parent pursuant to this Section 2.11 or cash which is subsequently delivered to any former holder of Company Capital Stock or holder of Company Options or Company Warrants.

2.12         Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of fact reasonably acceptable to Parent by the Person claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed, and, if required by Payment Agent, the posting by such Person of a bond in such reasonable amount as Payment Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall, subject to Section 2.9(b), pay in exchange for such lost, stolen, mutilated, defaced or destroyed Certificate the amount of Cash Merger Consideration, Stock Merger Consideration, and Additional Cash Consideration such Person would have been entitled to receive had such Person surrendered such lost, stolen, mutilated, defaced or destroyed Company Certificate to the Surviving Corporation pursuant to Section 2.9(b).

2.13         Accredited/Unaccredited Investors.

(a)           Prior to the date of this Agreement, the Company has delivered an investor questionnaire (the “Investor Questionnaire”) to each Company Equityholder, and collected and delivered to Parent completed Investor Questionnaires from such Persons who have returned such Investor Questionnaires. The Investor Questionnaire includes representations regarding such Company Equityholder’s status as an “accredited investor” as defined in Rule 501 under the Securities Act (“Accredited Investors”).

(b)           For purposes of this Agreement, any Company Equityholder who failed to return a properly completed Investor Questionnaire prior to the date of this Agreement  or otherwise failed to demonstrate, to Parent’s reasonable satisfaction, its, his or her status as an Accredited Investor, shall be deemed to not be an Accredited Investor.

2.14         Legend. All certificates representing any shares of Parent Common Stock that may be issued pursuant to this Agreement shall have a restrictive legend in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR

QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144 THEREUNDER).

2.15         Removal Of Legend. The Parent Common Stock that may be issued pursuant to this Agreement (other than any such shares which may be held by Affiliates of Parent following the Merger Effective Time) would become freely tradeable under Rule 144 promulgated under the Securities Act (“Rule 144”) on the six (6) month anniversary of the Closing Date. Upon the expiration of the six (6) month period, the Parent shall instruct its transfer agent to remove the restrictive legend from each of the certificates representing the Parent Common Stock that may be issued pursuant to this Agreement (other than from any such shares which may be held by affiliates of Parent as such shares would still constitute restricted securities under Rule 144) and issue to such holder a new certificate representing such shares of Parent Common Stock without the legend required by Section 2.14.

2.16         Purchase Price Adjustment.

(a)           Closing Notice.

(i)          At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a written notice executed by an authorized officer of the Company (the “Closing Notice”), setting forth good faith estimates (prepared in accordance with GAAP) of: (1) the Aggregate Exercise Price, (2) the Company’s Estimated Cash as of the Merger Effective Time, (3) the Company’s Estimated Current Assets as of the Merger Effective Time, (4) the Company’s Estimated Current Liabilities as of the Merger  Effective Time, (5) the Indebtedness (other than Current Liabilities and Assumed Debt ) as of the Merger Effective Time, (6) the Company’s Transaction Expenses that are unpaid as of the Merger Effective Time, and (7) any Change in Control Payments that are unpaid as of the Merger Effective Time (clauses (1) through (7) collectively the “Additional Cash Merger Consideration Inputs”).

(ii)         The Closing Notice also sets forth the Company’s calculation of the Estimated Closing Date Net Working Capital Adjustment Amount.

(iii)        The Additional Cash Consideration shall be based upon the Closing Notice.

(b)           Draft Closing Statement.

(i)          As soon as practicable following the Merger Effective Time, Parent shall cause the Surviving Corporation to prepare a report setting forth the actual amounts of the Additional Cash Merger Consideration Inputs as of the Merger Effective Time, along with a summary showing in reasonable detail the Surviving Corporation’s calculation of such amounts (the “Draft Closing Statement”).  Parent shall deliver the Draft Closing Statement to the Stockholders’ Representative not later than ninety (90) days following the Closing Date.

(ii)         The Draft Closing Statement shall also set forth the calculation of (1) Closing Date Net Cash Amount, and (2) Closing Date Net Working Capital Adjustment Amount.

(c)           Review by Stockholders’ Representative. As soon as practicable, but in any event within forty five (45) days of receipt of the Draft Closing Statement, the Stockholders’ Representative shall provide to Parent a written report indicating its agreement with, or specific, itemized and quantified objections to, the Draft Closing Statement (the “Stockholders’ Representative’s Report”), including the calculation of the Closing Date Net Cash Amount and the Closing Date Net Working Capital Amount. During such period, Parent shall permit the Stockholders’ Representative reasonable access to the Surviving Corporation’s books and records and personnel to the extent necessary to review the Draft Closing Statement; provided, that the Stockholders’ Representative shall treat all such information as confidential information of Parent. All other items on the Draft Closing Statement which have not been cited in the Stockholders’ Representative’s Report shall be deemed accepted by the Stockholders’ Representative. Failure by the Stockholders’ Representative to object to the Draft Closing Statement within such period shall be deemed to be the Stockholders’ Representative’s acceptance of the entire Draft Closing Statement and all items therein.

(d)           Agreement on Closing Statement.

(i)          Within thirty (30) days of the receipt by Parent of the Stockholders’ Representative’s Report, the Stockholders’ Representative and Parent shall endeavor in good faith to agree on any matters in dispute. Any matter that Parent chooses not to dispute on the Stockholders’ Representative’s Report within such thirty (30) day period shall be deemed accepted by Parent.

(ii)         If Parent and the Stockholders’ Representative are unable to agree on any remaining matters in dispute within thirty (30) days after Parent’s receipt of the Stockholders’ Representative’s Report, then the matters in dispute will be submitted for resolution to the Philadelphia office of a nationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Parent, the Company or any of their respective Affiliates during the previous five (5) years, as may be mutually acceptable to Parent and the Stockholder’s Representative (any of the foregoing selected to resolve the dispute, an “Appraiser”), which shall within thirty (30) days of such submission determine and issue a written report to the Stockholders’ Representative and Parent upon such disputed items (in no event selecting a position for an item that is higher or lower than those proposed by the parties or  enlarging or adding any new or additional item to those set forth in the Stockholders’ Representative’s Report and not accepted by Parent), and such written decision shall be based on the definitions set forth in this Agreement and shall be final and binding upon the parties hereto. The Stockholders’ Representative and Parent shall cooperate reasonably with each other and each other’s representatives to enable the Appraiser to render a written decision as promptly as possible. The fees and expenses of the Appraiser shall be borne by the Stockholders’ Representative and Parent in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Appraiser and shall be final and binding on the parties. At any time, Parent and the Stockholders’ Representative may agree to settle any objections raised in the Stockholders’ Representative’s Report, which agreement shall be in writing and binding upon each of Parent and the Stockholders’ Representative with respect to the subject matter of any such objection so resolved.

(iii)        The Draft Closing Statement, revised to incorporate the resolution of any matters in dispute pursuant to Sections 2.16(c), 2.16(d)(i) and/or 2.16(d)(ii), is referred to as the “Closing Statement.” The Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the parties hereto. The Closing Statement shall be used to make the adjustments provided for in Section 2.16(e).

(e)           Post-Closing Adjustment to Merger Consideration; WC Escrow Amount.

(i)          Closing Date Net Cash Adjustment. Subject to Section 2.16(e)(vi), if the Closing Statement shows that the Closing Date Net Cash  Amount is a negative amount and is less than the Estimated Closing Date Net Cash Amount, then the Stockholder’s Representative shall, within five (5) Business Days after the determination of the Closing Statement, instruct the Escrow Agent to (i) release to Parent from the WC Escrow Account an amount equal to the absolute value of such difference in immediately available funds by check or by wire transfer to such bank account or accounts as Parent may specify, and (ii) if the difference is greater than the balance of the WC Escrow Amount, to distribute the difference to the Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement, and (iii) release any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule.  Subject to Section 2.16(e)(vi), if the Closing Statement shows that the Closing Date Net Cash Amount is greater than the Estimated Closing Date Net Cash Amount, then Parent shall, within five (5) Business Days after the determination of the Closing Statement, pay to the Escrow Agent an amount equal to the absolute value of such difference in immediately available funds and the Escrow Agent shall release such funds together with any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule.

(ii)         Closing Date Net Working Capital Adjustment Amount. Subject to Section 2.16(e)(vi), if the Closing Statement shows that there is a negative Closing Date Net Working Capital Adjustment Amount, then the Stockholder’s Representative shall, within five (5) Business Days after the determination of the Closing Statement, instruct the Escrow Agent to (i) release to Parent from the WC Escrow Account an amount equal to the absolute value of the Closing Date Net Working Capital Adjustment Amount in immediately available funds by check or by wire transfer to such bank account or accounts as Parent may specify, and (ii) if the adjustment amount is greater than the balance of the WC Escrow Amount, to distribute the difference to the Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement, and (iii) release any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule. Subject to Section 2.16(e)(vi), if the Closing Statement shows that there is a positive Closing Date Net Working Capital Adjustment Amount, then Parent shall, within five (5) Business Days after the determination of the Closing Statement, pay to the Escrow Agent an amount equal to the Closing Date Net Working Capital Adjustment Amount in immediately available funds and the Escrow Agent shall release such funds together with any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule.

(iii)        Transaction Expenses. Subject to Section 2.16(e)(vi), if the Closing Statement shows that the Transaction Expenses are more than the Transaction Expenses disclosed on the Closing Notice, then the Stockholder’s Representative shall, within five (5) Business Days after the determination of the Closing Statement, instruct the Escrow Agent to (i) release to Parent from the WC Escrow Account an amount equal to the absolute value of such difference in immediately available funds by check or by wire transfer to such bank account or accounts as Parent may specify, and (ii) if the adjustment amount is greater than the balance of the WC Escrow Amount, to distribute the difference to the Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement, and (iii)  release any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule. Subject to Section 2.16(e)(vi), if the Closing Statement shows that the Transaction Expenses are less than the Transaction Expenses disclosed on the Closing Notice, then Parent shall, within five (5) Business Days after the determination of the Closing Statement, pay to the Escrow Agent an amount equal to the absolute value of such difference in immediately available funds and the Escrow Agent shall release such funds together with any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule.

(iv)       Indebtedness.  Subject to Section 2.16(e)(vi), if the Closing Statement shows that the Indebtedness is more than the Indebtedness disclosed on the Closing Notice, then the Stockholder’s Representative shall, within five (5) Business Days after the determination of the Closing Statement, instruct the Escrow Agent to (i) release to Parent from the WC Escrow Account an amount equal to the absolute value of such difference in immediately available funds by check or by wire transfer to such bank account or accounts as Parent may specify, and (ii) if the adjustment amount is greater than the balance of the WC Escrow Amount, distribute the difference to the Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement, and (iii) release any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule. Subject to Section 2.16(e)(vi), if the Closing Statement shows that the Indebtedness is less than the Indebtedness disclosed on the Closing Notice, then Parent shall, within five (5) Business Days after the determination of the Closing Statement, pay to the Escrow Agent an amount equal to the absolute value of such difference in immediately available funds and the Escrow Agent shall release such funds together with any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule.

(v)        Change in Control Payments.  Subject to Section 2.16(e)(vi), if the Closing Statement shows that the Change in Control Payments are more than the Change in Control  Payments disclosed in the Closing Notice, then the Stockholder’s Representative shall, within five (5) Business Days after the determination of the Closing Statement, instruct the Escrow Agent to (i) release to Parent from the WC Escrow Account an amount equal to the absolute value of such difference in immediately available funds by check or by wire transfer to such bank account or accounts as Parent may specify, and (ii) if the adjustment amount is greater than the balance of the WC Escrow Amount, instruct the Escrow Agent to distribute the difference to the Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement, and (iii)  release any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule. Subject to Section 2.16(e)(vi), if the Closing Statement shows that the Change in Control  Payments are less than the Change in Control  Payments disclosed on the Closing Notice, then Parent shall, within five (5) Business Days after the determination of the Closing Statement, pay to the Escrow Agent an amount equal to the absolute value of such difference in immediately available funds and the Escrow Agent shall release such funds together with any remaining balance of the WC Escrow Amount to the Company Equityholders on a pro rata basis in accordance with the Closing Date Allocation Schedule.

(vi)       Aggregation of Adjustments.  The required payments, if any, set forth in Sections 2.16(e)(i) through (v) above shall be netted against each other so that only one payment (either from the WC Escrow Fund to the Parent or from the Parent to the Company Equityholders through the Escrow Agent, as applicable) shall be made, provided, that if the adjustment amount due to the Parent is greater than the balance of the WC Escrow Amount, another distribution shall be made to the Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement. Any balance remaining in the WC Escrow Fund shall be distributed by the Escrow Agent to the Company Equityholders based on their pro rata share in accordance with the Closing Date Allocation Schedule.  Any payment pursuant to this Section 2.16 shall be treated as an adjustment to the Merger Consideration for Tax purposes to the greatest extent permitted by law.

2.17         [intentionally omitted]

2.18         No Fractional Shares. No fractional shares of Parent Common Stock will be issued to the Company Equityholders under this Agreement. In lieu of fractional shares of Parent Common Stock, each Company Equityholder shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of (a) the fraction of a share of Parent Common Stock to which such Company Equityholder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such Company Equityholder), multiplied by (b) the Parent Stock Price.

2.19         Cash Amounts. The aggregate cash amount payable to any Company Equityholder pursuant to this Article II shall be rounded to the nearest whole cent ($0.01).

2.20         Further Action.  At and after the Merger Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the Closing Date, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof which identifies exceptions by specific Section references (the “Company Disclosure Letter”), as follows:

3.1           Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)           Organization; Standing and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)           Governing Documents. The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date hereof (collectively, the “Company Charter Documents”) and as in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

(c)           Subsidiaries. The Company has no Subsidiaries.

(d)           Jurisdictions. Section 3.1(d) of the Company Disclosure Letter lists every state or foreign jurisdiction in which the Company has employees or facilities or has obtained a sales and use tax license or filed a tax return since October 1, 2014.

3.2           Capital Structure.

(a)           Company Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of: (i) 36,090,428 shares of Company Common Stock, and (ii) 20,127,332 shares of Company Preferred Stock, of which 1,000,000 shares have been designated as Series A Preferred Stock, 6,624,526 shares have been designated as Series B Preferred Stock, 9,482,801 shares have been designated as Series C Preferred Stock, and 3,020,005 shares have been designated as Series C-1 Preferred Stock. As of the date hereof, and immediately prior to the Merger Effective Time: (i) 14,553,616 shares of Company Common Stock were issued and outstanding, (ii) 1,000,000 shares of Series A Preferred Stock were issued and outstanding, (iii) 6,624,526 shares of Series B Preferred Stock were issued and outstanding, (iv) 9,259,602 shares of Series C Preferred Stock were issued and outstanding, and (v) 2,726,096 shares of Series C-1 Preferred Stock were issued and outstanding.  As of the date hereof, and immediately prior to the Merger Effective Time, the Company has reserved (i) 1,112,301 shares of Company Common Stock for issuance upon conversion of the Series A Preferred Stock, (ii) 6,624,526 shares of Company Common Stock for issuance upon conversion of the Series B Preferred Stock, (iii) 9,259,602 shares of Company Common Stock for issuance upon conversion of the Series C Preferred Stock, (iv) 2,726,096 shares of Company Common Stock for issuance upon conversion of the Series C-1 Preferred Stock, (v) 1,342,814 shares of Company Common Stock for issuance upon exercise of the Company Options, (vi) 233,199 shares of Series C Preferred Stock for issuance upon exercise of the Series C Warrants, and (vii) 139,167 shares of Company Common Stock for issuance upon exercise of the Company Common Warrants. No shares of Company Common Stock are held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, there are no accrued or unpaid dividends with respect to any issued and outstanding shares of capital stock of the Company, and following the Merger Effective Time, neither the Parent nor the Surviving Corporation shall have any obligation or liability whatsoever in connection with any such accrued or unpaid dividends.

(b)           Stock Options. Section 3.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who hold Company Options immediately prior to the Merger Effective Time, indicating, with respect to each Company Option, the number of shares of Company Common Stock subject to such Company Option, the exercise price, dates of grant and expiration thereof, whether or not each such Company Option is vested, whether each such Company Option is intended to be an incentive stock option and whether the Company Option was granted under the Company Option Plan. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) and any required stockholder approval by the necessary number of votes or written consents, and such grant was made in accordance with the terms of the Company Option Plan (if applicable). Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. Each Company Option has been granted or issued at an exercise price equal to not less than the fair market value of the underlying Company Common Stock at the date of grant or issuance. The Company has made available to Parent or Parent’s legal or financial advisor true and complete copies of the option agreements evidencing all Company Options.

(c)           Company Warrants. Section 3.2(c) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who hold Company Warrants indicating, with respect to each Company Warrant, the number of shares of Company Capital Stock subject to such Company Warrant, the exercise price and expiration date thereof.

(d)           Other Securities. Except as otherwise set forth in this Section 3.2, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations, court orders, or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company, or other equity interests in the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, equity interest, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.

(e)           Legal Requirements. All outstanding shares of Company Capital Stock and all Company Options and Company Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements. Except for the redemption rights of the Series Preferred Stock set forth in the Company’s Amended and Restated Certificate of Incorporation, there are not any outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company and there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company. Based upon the information provided to the Company by Company Equityholders who are entitled to receive Stock Merger Consideration as a result of the Merger, there are no more than thirty-five (35) of such Company Equityholders who do not qualify as Accredited Investors.

3.3           Authority; Non-Contravention; Necessary Consents.

(a)           Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the other agreements, certificates and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to DGCL. This Agreement has been approved and adopted by the requisite vote of the Company’s Stockholders in accordance with applicable Legal Requirements and the Company

Charter Documents. The affirmative vote of (i) a majority of the issued and outstanding shares of Company Common Stock, (ii) 70% of the issued and outstanding shares of the Company’s Senior Preferred Stock, (iii) a majority of the issued and outstanding shares of Company’s Series  A Preferred Stock, and (iv) a majority of the issued and outstanding shares of Company Common Stock to adopt this Agreement, are the only approvals of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub and, with respect to Section 2.16, Section 5.3, Section 5.5, Section 7.1, and Article VI only, the Stockholders’ Representative, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b)           Non–Contravention. The execution and delivery, and the performance and compliance, of this Agreement by the Company, and the consummation of the Merger and the other transactions contemplated hereby, does not and will not: (i) conflict with or violate the Charter Documents, (ii) conflict with or violate any Legal Requirement applicable to the Company or by which the Company or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Lien) pursuant to any Company Material Contract.

(c)           Necessary Consents. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (iii) such other consents, waivers, authorizations, filings, approvals and registrations set forth in Section 3.3(c) of the Company Disclosure Letter. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in the foregoing clauses (i) and (ii) are referred to herein as the “Necessary Consents.”

(d)           Third Party Consents. Except as set forth in Section 3.3(d) of the Company Disclosure Letter, the Company has obtained and provided to Parent all consents and waivers required in connection with the Merger from third parties to all Company Material Contracts.

3.4           Financial Statements. The Company has delivered to Parent a complete copy of the Company’s unaudited balance sheet, income statement, statement of stockholders’ deficit, and statement of cash flows of the Company as of and for the six (6) month period ended June 30, 2017, and the audited balance sheet, income statement, statement of stockholders’ deficit, and statement of cash flows of the Company as of and for the years ended December 31, 2014, December 31, 2015, and December 31, 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except as may be specifically indicated in the notes thereto and absence of footnotes in the unaudited Financial Statements, which if presented the information therein would not materially differ from the information in the audited Financial Statements. Except as set forth in Section 3.4 of the Company Disclosure Letter, the Financial Statements present fairly in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to (in the case of the unaudited statements) normal year-end audit adjustments, which if made would not be material individually or in the aggregate.  The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s specific or general authorization. The Company’s unaudited balance sheet as of June 30, 2017, is referred to as the “Company Balance Sheet,” and the date thereof the “Balance Sheet Date.” All internal forecasts or financial projections of the Company were prepared in good faith by management and were believed by management to be fair and reasonable when prepared and to reflect reasonable and fair growth rates.

3.5           Undisclosed Liabilities. The Company does not have any Liabilities that are required by GAAP to be reflected in a consolidated balance sheet of the Company or disclosed in the notes thereto except (i) as specifically and adequately reflected in, reserved against or disclosed in the Financial Statements and/or the Company Balance Sheet; (ii) as incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, or misappropriation; (iii) for Liabilities arising from matters disclosed in the Company Disclosure Letter; or (iv) as incurred under this Agreement or in connection with the transactions contemplated hereby.

3.6           Absence of Certain Changes or Events.

(a)           Since the Balance Sheet Date and through the date hereof, no Material Adverse Effect on the Company has occurred.

(b)           Since the Balance Sheet Date and through the date hereof, the Company has (i) conducted its business in the ordinary course consistent with past practice and in compliance in all respects with all applicable Legal Requirements, (ii) paid its debts and Taxes when due (taking into account permitted extensions), (iii) paid or performed other obligations when due, (iv) except as set forth in Section 3.6(b) of the Company Disclosure Letter, kept available the services of its present officers and key employees and preserved its relationships with its material customers, suppliers, distributors, licensors and others having material business dealings with it, and (v) used commercially reasonable efforts consistent with past practices to preserve intact its present business organization.

(c)           Except as set forth in Section 3.6(c) of the Company Disclosure Letter, since the Balance Sheet Date and through the date hereof, there has not been:

(i)          any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s Capital Stock;

(ii)         any purchase, redemption or other acquisition by the Company of any Company Capital Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities;

(iii)        any split, combination or reclassification of any of the Company’s Capital Stock;

(iv)       any change by the Company in its respective accounting methods, principles or practices;

(v)        any new, or change in or revocation of any Tax election, change in any annual Tax accounting period, adoption or change in any Tax accounting method, filing of any amended Tax Return, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment;

(vi)       any revaluation by the Company of any of its respective assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(vii)       any acquisition of any asset or property of the Company other than in the ordinary course of business consistent with past practice;

(viii)     any issuance, grant, delivery, sale, authorization, or any commitment or promise for the issuance, grant, delivery or sale of, any shares of Company Capital Stock, or any securities convertible into shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or any securities convertible into shares of Company Capital Stock, or any other agreements or commitments of any character obligating the Company to issue any such securities or rights;

(ix)        any sale, pledge, transfer, lease, license, mortgage, encumbrance or disposition of, any properties or assets, except the sale, lease or disposition of property or assets in the ordinary course of business consistent with past practice;

(x)         any loans, advances or capital contributions to, or investments in, any other Person;

(xi)        any changes or modifications to its credit, collection, or payment policies, procedures, or practices, including accelerating collections, receivables or payables (whether or not past due) or failing to pay or delaying payment of payables or other Liabilities;

(xii)       except as otherwise expressly permitted or contemplated by this Agreement or as required by applicable Legal Requirements, (1) any establishment, adoption, entrance into, amendment or termination of any Company Employee Plan or any other agreement, policy or arrangement, or stock option plan, or entrance into any employment contract or collective bargaining agreement, in respect of any Employee, current or former director, or current or former consultant of the Company, (2) any material increase in any manner of the compensation, bonus or fringe or other benefits of, or any payment of any bonus, remuneration (cash, equity or otherwise) or other benefit or amount to any Employee, current or former director, or current or former consultant of the Company (including rights to severance or indemnification), (3) any grant, acceleration or increase in any rights to severance or termination pay or Change in Control Payments (or entered into any agreement to grant, accelerate or increase any rights to severance or termination pay or Change in Control Payments or amendment of any existing arrangement providing for severance or termination pay or Change in Control Payments with) any Employee, current or former director, or current or former consultant of the Company, (4) any amendment of any Company Option, (5) any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, (6) any hiring of any Employee or retention of any consultant with annual base compensation in excess of $50,000, or (7) any termination of the employment of any Employee or the services of any consultant;

(xiii)      any grant of any license (including a sublicense) covenant or right with respect to any Company Intellectual Property as collateral for any obligation of the Company, or the sale, assignment, or transfer of any Company Intellectual Property;

(xiv)      any entrance into or renewal of any Contracts containing any non-competition or exclusivity restrictions on the Company or the Company Business;

(xv)       any incurrence of any indebtedness for borrowed money or any other Indebtedness or guarantee of any such Indebtedness of another Person, any issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, or any guarantee of any debt securities of another Person;

(xvi)      any capital expenditures or commitment therefore in excess of $25,000;

(xii)       any failure to maintain in full force and effect the Company’s current insurance policies;

(xiii)      (1) any termination, cancelation, modification or amendment or any actions that would cause the termination, cancellation, modification or amendment of any Company Material Contract, excluding any expiration or non-renewal of any such contract in accordance with its terms, (2) any entrance into any Company Material Contract, or (3) any waiver, release or assignment of any rights under any Company Material Contract;

 (xix)     any amendment, supplement or termination of any Company Permit or any pending application for any Company Permit;

(xx)       any entrance into, amendment or supplement of any Contract with a Related Party; or

(xxi)      any agreement, in writing or otherwise, to take any of the actions described in clauses (i) through (xx) of this Section 3.6(c).

3.7           Taxes.

(a)           The Company has prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Tax Authorities all Tax Returns required to be filed by the Company, and such Tax Returns are true, complete and accurate. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Tax by that jurisdiction. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)           The Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person.

(c)           The Company has not executed or agreed to any outstanding waiver of any statute of limitations in respect of any Tax or outstanding extension of the period for the assessment or collection of any Tax, nor has any request been made in writing for any such waiver or extension.

(d)           No deficiencies for Taxes with respect to the Company has been claimed, proposed or assessed by any Tax Authority. To the Knowledge of the Company, there are no pending assessments or other actions for or relating to any Liability in respect of Taxes of the Company, nor have any of the foregoing been threatened. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in material additional Liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(e)           The Company has no Liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet (rather than in any notes thereto) in accordance with GAAP, and the Company has not incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice or in connection with the Merger or the transactions contemplated hereby. The unpaid Taxes of the Company as of the Closing Date will not exceed the reserve for unpaid Taxes on the Company Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.  To the extent required by Legal Requirements, the Company has identified all uncertain tax positions contained in all Tax Returns filed by it and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(f)            There are no Liens on the assets of the Company relating to or attributable to Taxes other than Permitted Liens.

(g)           The Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and the Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(h)           The Company (A) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or any similar group for federal, state, local or foreign Tax purposes, (B) has never been party to or bound by any Tax sharing, Tax indemnification or Tax allocation agreement (other than a commercial agreement that is entered into in the ordinary course of business and the principal purpose of which is not the sharing or allocation of Taxes) or (C) does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(i)            The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the two-year period ending on the Closing Date.

(j)            The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement which is treated as a partnership for Tax purposes.

(k)           The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company (and any predecessors thereof) for all taxable years for periods beginning on or after January 1, 2011, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors thereof) with respect to Taxes with respect to periods beginning on or after January 1, 2011. No power of attorney with respect to Taxes of the Company been executed or filed with any Tax Authority.

(l)            The Company has never been a party to a transaction that is or is substantially similar to a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(m)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) inter-company transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date. (vi) the percentage of completion method of accounting; or (vii) any gain recognition agreement to which the Company is a party under Code Section 367 (or any corresponding or similar provision of income Tax Law) or (viii) an election under Section 108(i) of the Code.

(n)           The Company is not a party to any tax allocation, sharing or similar agreement.

(o)           Except as set forth in Section 3.7(o) of the Company Disclosure Letter, the Company is not a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-United States Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or non-United States Tax law).

(p)           Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any net operating losses (“NOL’s”)  arising in any Pre-Closing Tax Period, or the ability of the Surviving Corporation or Parent to utilize such NOL’s after the Closing.

3.8           Intellectual Property.

(a)           Patent, Copyright, and Trademark Rights. Section 3.8(a) of the Company Disclosure Letter lists all Trademarks, Company Patent Rights and Copyrights, including any pending applications concerning the foregoing, owned (in whole or in part) by or licensed to the Company, identifying for each whether it is owned by or licensed to the Company. For each item of Intellectual Property listed on Section 3.8(a) of the Company Disclosure Letter, the Company has indicated (i) each country in which such item of Intellectual Property is pending or issued, (ii) the registration or serial number, (iii) the date of filing and/or registration and the scheduled expiration date of each such item of Company Intellectual Property (if applicable), (iv) in the case of a pending patent application, the subject matter thereof and the scheduled expiration date of any patent that may issue therefrom, (v) in the case of a registered trademark or service mark or pending application for a trademark or service mark, the class(es) of goods or services covered and the expiration date, or if applicable, the Internet domain name registration, the name of the registrant and the name of the registrar, (vi) the record owner thereof and whether such item is owned by or licensed to the Company, and (vii) all registration, maintenance, annuities, or renewal fees that are due or filings that must be made within 180 days of the date hereof for the purposes of maintaining, perfecting, preserving or renewing any registrations, patents, or applications for such Intellectual Property. Section 3.8(a) of the Company Disclosure Letter also sets forth all Trademarks owned by the Company or used in connection with its business. The Company has obtained written assignments to the Company (including the standard form of NDA and IP assignment forms executed by Employees) of all Company Intellectual Property  Rights from all parties involved in the conception or reduction to practice of the Company Intellectual Property Rights, and where applicable, has recorded those assignments with the appropriate government offices, including the U.S. Patent and Trademark Office, with respect to the Company Intellectual Property Rights.

(b)           There are no unpaid registration, maintenance, renewal fees, or annuities payable by the Company to any Person that currently are overdue, or which are due within the 6 months following the Merger Effective Time, for any of the items of Company Intellectual Property, including that listed on Section 3.8(a) of the Company Disclosure Letter. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, no items of Intellectual Property listed on Section 3.8(a) of the Company Disclosure Letter have lapsed or been abandoned, canceled or expired. Each named inventor of the Company Patent Rights listed on Section 3.8(a) of the Company Disclosure Letter and all other individuals acting on behalf of the Company who were associated with the filing and prosecution of such Company Patent Rights have complied in all respects with all applicable duties of candor and good faith in dealing with any applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office (a “Patent Office”), for any Company Patent Rights listed on Section 3.8(a) of the Company Disclosure Letter, including any duty to disclose to any Patent Office all information known by such inventors and others associated with the filing and prosecution to be material to the patentability of the Company Patent Rights (including any relevant prior art), in each case, in those jurisdictions where such duties exist. The Company has not taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the items of Intellectual Property listed on Section 3.8(a) of the Company Disclosure Letter. To the Knowledge of the Company, the Trademarks, issued Company Patent Rights, and Copyrights listed on Section 3.8(a) of the Company Disclosure Letter are valid and enforceable, and all Company Patent Rights, including those listed on Section 3.8(a) of the Company Disclosure Letter include claims all of which, to the Knowledge of the Company, are directed to patent-eligible subject matter.  Except as listed in Section 3.8(b) of the Company Disclosure Letter, the Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way would limit or restrict the ability of the Company to use, transfer, exploit, assert or enforce any of the Company Intellectual Property anywhere in the world. Except as listed in Section 3.8(b) of the Company Disclosure Letter, the Company is not bound by any written agreement to indemnify any other person for Intellectual Property infringement, misappropriation, or similar claim.

(c)           Section 3.8(c)(i) of the Company Disclosure Letter sets forth an accurate and complete list of all Contracts granting to the Company any right under or with respect to any Intellectual Property owned by a third party other than agreements under which commercially available “off the shelf” software is licensed to the Company for a license fee of no more than $25,000 in the aggregate or standard “off the shelf” software licensed on a per seat/user basis (collectively, the “Inbound License Agreements”), indicating for each Inbound License Agreement the title and the parties thereto. Section 3.8(c)(ii) of the Company Disclosure Letter sets forth an accurate and complete list of all license agreements other than the Company’s standard form of subscription agreements under which the Company grants to another Person any rights under or with respect to any Company Intellectual Property (collectively, the “Outbound License Agreements” and, together with the Inbound License Agreements, the “License Agreements”). Except in connection with the scheduled expiration of the term of an Inbound License Agreement, no loss or expiration of any Intellectual Property licensed to the Company under any Inbound License Agreement is pending or reasonably foreseeable or threatened. There is no outstanding or threatened dispute or disagreement with respect to any License Agreement, nor has the Company, or the other party thereto or any sublicensee thereof, breached any of its obligations under any License Agreement. No allowable or allowed subject matter of the Company Patent Rights listed on Section 3.8(a) of the Company Disclosure Letter is subject to any competing inventorship claim nor, has a claim of competing inventorship been alleged or threatened, nor is or has such Company Patent Rights been the subject of any interference, re-examination, inter partes review, review, invalidation, or opposition proceedings. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any breach, violation, modification, cancellation, termination, suspension, acceleration of any payments, default of (with or without notice, lapse of time or both), or give rise to any right or license of any third party relating to the Company Intellectual Property or the Company Patent Rights. The Contracts pursuant to which rights are licensed under each Inbound License Agreement are fully assignable to the Surviving Corporation and shall be exercisable by the Surviving Corporation on and immediately after the Closing to the same extent as by the Company prior to the Closing. Except as set forth in Section 3.8(c)(i) of the Company Disclosure Letter, the Company has not granted to any third party any rights under any Intellectual Property owned by or licensed to the Company. Section 3.8(c)(ii) of the Company Disclosure Letter sets forth the Company’s Knowledge regarding any action, whether occurring now or at any time in the past, or any contemplated future action, by which  EON Corporation IP Holdings (“EON”) intends to exercise any right to practice under any license provided by the Company, or has utilized or practiced or intends to utilize or practice any Company Intellectual Property. All milestones and other conditions set forth in any Inbound License Agreement that have been required to be satisfied in order for the Company to retain any rights granted under such Inbound License Agreement have been timely satisfied and all such rights are valid, enforceable and remain in full force and effect. All Outbound License Agreements can be assigned or otherwise transferred to the Surviving Corporation at Closing.

(d)           There is no pending or threatened opposition, interference, reexamination, inter partes review, review, invalidation or opposition proceeding, injunction, claim, suit, action, citation, summon, subpoena, investigation, complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim, in each case before a court or other governmental or arbitral tribunal (collectively “Disputes”) challenging the legality, infringement, validity, enforceability or ownership of any of the Company Intellectual Property (including any Intellectual Property not listed on Section 3.8(a) of the Company Disclosure Letter), or alleging any misuse of any of the Company Patent Rights listed on Section 3.8(a) of the Company Disclosure Letter, or any Disputes including those that would (pursuant to the terms of an Inbound License Agreement) give rise to any set-off against the payments owed by the Company under such Inbound License Agreement for the use of the related Intellectual Property. Except as disclosed in Section 3.8(d) of the Company Disclosure Letter, there are no Disputes pending or threatened by or with any Person against the Company involving any of the Company Products. The Intellectual Property listed on Section 3.8(a) of the Company Disclosure Letter and any other Intellectual Property owned by or licensed to the Company are not subject to any outstanding injunction, judgment, order, decree, ruling, settlement or other disposition as the result of a Dispute. Except as set forth in Section 3.8(d) of the Company Disclosure Letter, no other Persons have any right, title or interest in the Company Intellectual Property or any right to make, use, sell or import  such Company Intellectual Property, or any option, consent, right of first or last offer or to a license to make, use, sell or import  such Company Intellectual Property. The Company has not (i) transferred ownership in whole or in part (including any right of joint ownership) or control or right as collateral of any Company Intellectual Property to any other Person or (ii) permitted the Company’s rights in such Company Intellectual Property to enter into the public domain. There are no agreements to which the Company is a party under which any United States of America, state or local or foreign government or any agency or department thereof, acquires or has the option to acquire or exercise rights with respect to any Company Intellectual Property.

(e)           There is no pending or threatened, and no event has occurred or circumstance exists (with or without notice or lapse of time, or both) that would or could give rise to or serve as a basis for any action, suit or proceeding, or any investigation or claim by any Person to which the Company, or to the Knowledge of the Company, any contractual counterparty or any sublicensee to which the Company has an indemnification obligation, in either case is or could be a party, that claims that the Company Intellectual Property or the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Company Product by the applicable counterparty, or any affiliate or sublicensee of such counterparty, pursuant to and in compliance with the License Agreements infringes on any Patent Right or other Intellectual Property of any other Person or constitutes misappropriation of any other Person’s trade secrets or other Intellectual Property. The Company has not received any written or other forms of communication containing an offer to license or sell to the Company, or a request that the Company consider whether it wishes to obtain a license or purchase, under any Patent Right or other Intellectual Property right owned by a third party, or containing any notification of any Patent Right or other Intellectual Property right owned by a third party. To the Knowledge of the Company, there are no pending patent applications owned by any other Person that, if a patent were to issue thereon, would limit or prohibit, in any material respect, the manufacture, use, importation, or sale of any Company Product by the Company, any counterparty or any sublicensee.

(f)            Except as set forth in Section 3.8(f) of the Company Disclosure Letter, to the Knowledge of the Company, there is no Person infringing, violating or misappropriating any of the Company Intellectual Property, nor has the Company received any notice, including under any of the License Agreements, of infringement of any of such Company Intellectual Property. The Company has not undertaken any formal or informal study or investigation of the Intellectual Property rights of others or any assessment of the Company’s Intellectual Property as it may apply to other Persons that have not been disclosed to Parent.

(g)           The Company has taken all precautions necessary to protect the Company Intellectual Property and the secrecy, confidentiality and/or value of any Trade Secrets of the Company, and there have been no unauthorized disclosures or misappropriations of any Trade Secrets of the Company. With respect to each Trade Secret owned by or used by the Company, the documentation in the Company’s possession relating to such Trade Secret is current and accurate, and sufficient in detail and content in all respects to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Company has a policy requiring each current and former employee, consultant, service provider, vendor, inventor, and contractor (including Partner Outsourcing) (a “Developer”) to execute work-made-for-hire, invention assignment, license assignment, proprietary information, and confidentiality agreements to protect the Company Intellectual Property.  The Company has not taken any action to enforce such agreement and  no party to any such agreement is in breach thereof.  To the extent the Company has contracted or agreed directly or indirectly with third parties to produce software or software products for the Company, including specifically with Partner Outsourcing, the Company has obtained assignments from all such third parties covering all respective rights of those third parties in any Intellectual Property arising from any work performed on behalf of or at the request or direction of the Company.

(h)           Except as set forth in Section 3.8(h) of the Company Disclosure Letter, the Company Intellectual Property and the Company Patent Rights constitute all of the Intellectual Property necessary for the manufacture, use, offer for sale, importation, or sale of the Company Products, services, or parts or components of the Company Products or services in the course of the Company Business as conducted by the Company.

(i)            Except as set forth in Section 3.8(i) of the Company Disclosure Letter, the Company owns exclusively, all right, title and interest (including the sole right to enforce in its own name and to collect past, present and future damages) in and to all Company Intellectual Property free and clear of all Liens or otherwise has an exclusive license to such Company Intellectual Property.

(j)            Except with respect to the License Agreements, none of the Company Intellectual Property has been licensed to any Person. There are not, and there will not be, any restrictions or limitations on the Company’s right to sell Company Products, or to transfer, assign or license any Company Intellectual Property without approval by or notice to another.

(k)           No  written legal opinion concerning or with respect to any third party intellectual property rights relating to the Company Products, including any freedom-to-operate, product clearance, patentability, or right-to-use opinion, has been requested by, delivered to, or relied on by the Company in any form or manner.

(l)            At no time during the conception of, or reduction to practice of any Company Intellectual Property was any inventor to such Company Intellectual Property operating under any grants from any Governmental Entity or private source, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, that, in each case, does or would adversely affect the Company’s rights in such Company Intellectual Property.

(m)          Except as set forth in Section 3.8(m) of the Company Disclosure Letter, none of the Company Intellectual Property or Company Products (or any components thereof) incorporate or use or are linked to or with any off-the-shelf third-party software that is generally commercially available and is licensed for use on desktop or laptop “PC-class” computers or related local area network servers (“Off-the-Shelf Software”) or any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to “open source” or “copyleft” obligations or otherwise required to make any public disclosure or general availability of source code either used or developed by the Company at no or minimal charge (“Open Source Software”).  None of the Company Intellectual Property or Company Products require or rely on Off-the-Shelf Software or Open Source Software to be performed, executed, run, developed, compiled or derived, in a manner that violates the terms of any license or agreement governing any such Off-the-Shelf Software or Open Source Software or requires the Company Intellectual Property or Company Products (or any components thereof) to be disclosed or distributed in source code form to any party, be licensed to any party (including for the purpose of making derivative works) or be redistributable at no or minimal charge to any party.

(n)           Without limiting the generality of Sections 3.9 and 3.10, to the Knowledge of the Company, the Company is, and at all times, has been, in compliance with all Legal Requirements regarding consumer and data privacy and related matters concerning the disclosure of personally identifiable information.

3.9           Compliance; Permits.

(a)           Compliance. The Company is not, nor during the last 3 years has it been, in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or by which the Company or any of its respective businesses or properties is bound or affected. The Company has not received any notice of or been charged with any default or violation of any such Legal Requirements. There is no judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing the Company Business. The Company has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, or other action from any Governmental Entity alleging that any operation or activity of the Company is in violation of any applicable Legal Requirement. The Company is certified under applicable VISA rules and regulations to conduct the Company Business, and is in compliance with all card processing rules and regulations applicable to the Company’s Business.

(b)           Permits. The Company holds all permits, licenses, variances, clearances, consents, registrations, listings, exemptions, authorizations, and approvals (“Permits”) from Governmental Entities that are required to conduct the Company Business (collectively, “Company Permits”). The Company has fulfilled and performed all of its obligations with respect to the Company Permits, and no event has occurred which allows, or after notice or lapse of time would allow, suspension, cancellation, revocation, or adverse modification thereof or results in any other impairment of the rights of the holder of any Company Permit. As of the date hereof, no suspension, cancellation, revocation or adverse modification of any of the Company Permits is pending or threatened. Each of the Company Permits is in full force and effect, and the Company is in compliance with the terms of the Company Permits.

3.10         Litigation.  Except as set forth in Section 3.10 of the Company Disclosure Letter, there are no, and since January 1, 2015 there have not been any, claims, suits, actions, proceedings or investigations of any nature pending or threatened against the Company, or the assets or properties (including tangible or intangible) of the Company, or any of the Company’s employees, officers or directors (in their capacities as such) before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, and to the Knowledge of the Company, there are no presently existing facts, threats, claims, allegations or circumstances that would constitute a basis therefore. There is no legal proceeding brought by the Company currently pending or that the Company intends to initiate.

3.11         Brokers’ and Finders’ Fees; Fees and Expenses.  Except as set forth on the Company Disclosure Letter, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the Merger.

3.12         Employee Benefit Plans.

(a)           Schedule. Section 3.12(a) of the Company Disclosure Letter sets forth a list of each Company Employee Plan. Neither the Company nor any ERISA Affiliate has any commitment to establish, adopt or enter into any new Company Employee Plan, to materially modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements or as required by this Agreement), or, except as contemplated in this Agreement, to terminate any Company Employee Plan.

(b)           Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan and a written description of any unwritten Company Employee Plans; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination, advisory, or opinion letters; (vii) all non-routine material correspondence to or from any governmental agency in the last three (3) years relating to any Company Employee Plan; and (viii) except as set forth in Section 3.12(b) of the Company Disclosure Letter, the three (3) most recent plan years’ discrimination tests for each Company Employee Plan for which such test is required. Each Company Employee Plan has expressly reserved to the Company or ERISA Affiliate the right to amend, modify, or terminate each Company Employee Plan, or any portion of any Company Employee Plan, without Liability to the Company or ERISA Affiliate.

(c)           Benefit Plan Compliance. In all material respects, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable tax regulations issued by the IRS (“Treasury Regulations”) or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or could reasonably be expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in any material Liability. There are no current actions, suits or claims pending, or, to the Knowledge of the Company, or threatened in writing (other than routine claims for benefits) against any Company Employee Plan, against the assets of any Company Employee Plan or against the Company or any ERISA Affiliate in respect of any Company Employee Plan. There are no material audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened in writing by any governmental entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made or otherwise provided for in all material respects all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)           No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Company Employee Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a voluntary employee’s beneficiary association exempt from taxation under Section 501(c)(9) of the Code.. No Company Employee Plan provides health or welfare benefits that are not fully insured through an insurance contract.

(e)           No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any Liability to provide post-termination or retiree health or medical coverage, life insurance coverage or disability coverage or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

(f)            Effect of Transaction.

(i)          Except as set forth on Section 3.12(f) of the Company Disclosure Letter or as contemplated by Section 2.7(d) hereof, neither the execution of this Agreement nor the consummation of the Merger will (either alone or upon the occurrence of any additional or subsequent events, but not including termination of employment by the Surviving Corporation) trigger a termination of employment entitling any employee or former employee to any severance pay or additional benefits, constitute an event under any

Company Employee Plan or otherwise that will or may result in any payment (whether of severance pay or otherwise), acceleration, accrual, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or other Person.

(ii)         No payment or benefit that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the Merger or by any of the other agreements referenced herein, could be characterized as an “excess parachute payment” within the meaning of Code Section 280G, without regard to whether such compensation is considered to be reasonable compensation for services rendered. Except as set forth in Section 3.12(f) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee, officer, director or consultant for excise taxes paid pursuant to Section 4999 of the Code or taxes pursuant to Section 409A of the Code.

(iii)        Employment Matters. The Company is in compliance in all respects with all applicable foreign, federal, state and local laws respecting labor, employment, employment practices, terms and conditions of employment, workers’ compensation, occupational safety, Tax withholding, prohibited discrimination, equal employment, employee safety and health, and wages and hours. The Company is in compliance with all United States immigration laws and has a valid Form I-9 (Employment Eligibility Verification) on file for each Employee. The Company has properly classified all individuals providing services to the Company as employees or non-employees for all relevant purposes and the Company has no liabilities for the payment of taxes, fines, penalties or other amounts, however designated, for any failure to properly classify such individuals, including but not limited to, any misclassification of any Person as an independent contractor rather than as an “employee” or the classification under wage and hour laws of any current or former employee, consultant, independent contractor, manager, partner or director.

(g)           Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees. No collective bargaining agreement is currently being negotiated by the Company and the Company has not experienced any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened. Neither of the Company, nor any of its representatives, Employees, officers or directors has committed any unfair labor practice in connection with the operation of the respective businesses of the Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened, relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints.

(h)           International Employee Plans. The Company does not have, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(i)            Nonqualified Deferred Compensation Plans. Each Company Employee Plan, Employee Agreement or other contract, plan, program, agreement, or arrangement maintained by the Company that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) complies in form with and has been operated in good faith compliance since January 1, 2005 and in compliance since January 1, 2009, in each case, with Section 409A of the Code and the then applicable guidance issued by the IRS thereunder.

(j)            Section 3.12(j) of the Company Disclosure Letter sets forth for each current employee or independent contractor of the Company, a true and complete list of the individual’s title or position, current annual base compensation rate (or consulting rate), date of hire, target bonus opportunity or commission opportunity, a description of the other benefits provided to each such individual, whether such individual is employed full-time or part-time, whether such individual is currently on leave, such individual’s classification as an employee or consultant, and any performance, improvement or disciplinary issues contemplated or pending against such employee.

3.13         Real Property. The Company does not own, or has ever owned, any real property. Section 3.13 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company (the “Leased Real Property”). The Company has provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). The Company has good and marketable title to the leasehold estates in all Leases in each case free and clear of all Liens. The Company has no reason to believe that such title would not be insurable subject to customary exceptions. There is not, under any of the Leases, any default by the Company, nor, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. There are no other parties occupying the Leased Real Property other than the Company. The Leased Real Property is in good repair and operating condition (normal wear and tear excepted). Each of the Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law). With respect to those Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained.

3.14         Assets.  With respect to the material machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by the Company, the Company has good, legal and marketable title to all such assets free and clear of all Liens, except Permitted

Liens, and such assets are in good repair and operating condition (normal wear and tear excepted). All such items of tangible property and assets which, individually or in the aggregate, are material to the operation of the respective businesses of the Company are suitable for the purposes used for the operation of such businesses and are not becoming obsolete or approaching end-of-life. For purposes of clarity, this Section 3.14 does not relate to real property (such items being the subject of Section 3.13) or Intellectual Property (such items being the subject of Section 3.8). There shall be no Liens, other than Permitted Liens, on any property or assets of the Company.

3.15         Accounts Receivable.

(a)           All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth or reflected in the Company  Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No Person has any Lien on any accounts receivable of the Company and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company other than in the ordinary course of business. Section 3.15(a) of the Company Disclosure Letter sets forth the aging of the accounts receivable of the Company as of the date hereof.

(b)           All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than thirty (30) days in its payment. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business and in a manner consistent with its past practices, and, the Company has not delayed any such payments.

3.16         Inventory.  All inventory of the Company, whether or not reflected in the Company Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of the Company’s Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP and reflected in the Company Balance Sheet, or for inventory generated subsequent to the Balance Sheet Date, as reflected on the books and records of the Company. All such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are, to the Knowledge of the Company, not excessive and reasonable in the present circumstances of the Company.

3.17         Environmental Matters.  The Company is not, nor at any relevant time has been, in any respect in violation of any applicable Environmental Law (as defined below). The Company holds, to the extent legally required, all Permits required pursuant to Environmental Laws that are material to the operation of the Company’s Business (“Environmental Permits”). The Company is, and at any relevant time has been, in compliance in all respects with the terms of the Environmental Permits. The Company has not received any written notice alleging any claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability. For the purposes of this Section 3.17, (a) “Environmental Laws” shall mean all applicable Legal Requirements relating to pollution or protection of the environment, including laws and regulations relating to Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below), (b) “Hazardous Materials” shall mean chemicals or substances which are designated or determined by a Governmental Entity to be a “pollutant”, “contaminant”, “toxic”, “hazardous” or “radioactive”, or otherwise a threat to public health or the environment, including friable asbestos, petroleum and petroleum products or any fraction thereof, and (c) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22). To the Knowledge of the Company, in all material respects: (i) all real property now or previously owned or leased by the Company and all surface water, groundwater and soil associated with or adjacent to such property, is free of any chemicals, pollutants, contaminants, wastes, toxic substances or material environmental contamination of any nature; (ii) none of the real property now or previously owned or leased by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the real property now or previously owned or leased by the Company contains any septic tanks in which process wastewater or any chemicals, pollutants, contaminants, wastes or hazardous or toxic substance have been released. To the Knowledge of the Company, any location to which the Company has sent or otherwise arranged for the disposal of any of its Hazardous Materials is not the subject of any investigation or remediation activity under applicable environmental laws, and the Company does not have any Liabilities arising under any applicable Environmental Laws (including any Liabilities arising from any predecessor company, entity or Person or any Liabilities assumed by the Company through any agreement or by operation of law).

3.18         Contracts.

(a)           Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any Contract:

(i)          containing (i) any covenant (A) limiting in any respect the right of the Company to engage in any line of business, engage in business in any location, or compete with, or solicit any customer of, any other Person, or to solicit or engage any customer, vendor or service provider, (B) limiting the right of the Company to solicit, hire or retain any Person as an employee, consultant or independent contractor, or (C) granting any exclusive distribution rights with respect to Company Products, or (ii) any “most favored nation” provision for the benefit of any other Person;

(ii)         involving any employment, contractor, or consulting Contract with any officer of the Company or any other Employee, contractor, or consultant that provides for annual aggregate compensation in excess of $100,000 per year, and any employment, contractor, or consulting contract with an Employee, consultant, or contractor that provides for any severance or termination pay (in cash or otherwise) or retention or Change in Control Payment to any Employee, consultant or contractor;

(iii)        involving any Contract with a supplier or for the purchase of equipment, materials, products, supplies, or services by the Company in excess of $100,000 in a calendar year;

(iv)        providing for any nondisclosure or confidentiality Contract (except such Contracts with substantially similar terms to those in the Company’s standard form of nondisclosure agreement provided to Parent prior to the date hereof or similar form of standard third party commercial non-disclosure agreement);

(v)         pursuant to which the Company has licensed from any third party any patent, trademark registration, service mark registration, trade name or copyright registration, other than any nonexclusive license that is available to the public generally, or providing for royalty or other similar payments by the Company;

(vi)        granting exclusive rights to any third party to any patents, trademark registrations, service mark registrations, trade names or copyright registrations owned by the Company;

(vii)       evidencing Indebtedness;

(viii)      that is a Lease;

(ix)         that is a sales representative, marketing or advertising agreement;

(x)          creating or involving any agency relationship, distribution arrangement or franchise relationship;

(xi)         creating any partnership or joint venture between the Company and any third party or providing for any sharing of material profits or losses by the Company or with any third party;

(xii)        involving the acquisition or divestiture of any business or asset by the Company other than in the ordinary course of business consistent with past practice or investments in any Person by the Company or that provides for payment obligations by or to the Company (whether contingent or otherwise) in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with any such transactions;

(xiii)       pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(xiv)      that is a settlement agreement of any nature (other than settlement agreements that do not provide for any future payment or performance obligations on behalf of the Company);

(xv)       that relates to the processing of cashless transactions such as credit or debit cards or mobile payments;

(xvi)      that relates to the purchase or sale of any asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;

(xvii)     that provides for the indemnification of any Person by the Company, except for Contracts entered into in the ordinary course of business consistent with past practice;

(xviii)    that result in any Person holding a power of attorney from the Company; or

(xix)       that involves a payment to or from the Company in excess of $75,000 on its face in any given year in any individual case.

(b)           Schedule. Section 3.18 of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company is a party. The Company has made available to Parent a true and complete copy of each Company Material Contract.

(c)           No Breach. All Company Material Contracts are in full force and effect (except for those provisions thereof that have terminated or expired in accordance with the terms of such Company Material Contracts) and constitute legal, valid and binding agreements of the Company, enforceable in accordance with their terms against the Company, and, to the Company’s Knowledge, against the other parties thereto, except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither the Company, nor, to the Knowledge of the Company, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract.

3.19         Regulatory Compliance.

(a)           The operation of the Company Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, advertising, promotion and distribution of all Company Products, is in compliance with all applicable Legal Requirements, Company Permits, and orders or other requirements or procedures administered or enforced by any Governmental Entity.

(b)           To the Knowledge of the Company, all manufacturing operations conducted by or on behalf of the Company with respect to Company Products are being, and have been, conducted in compliance with all applicable Legal Requirements.

3.20         Insurance.  Section 3.20 of the Company Disclosure Letter sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company, including the type of coverage and the carrier of such policies.  All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. There is no pending claim that would reasonably be expected to exceed the policy limits of such policies.

3.21         Indebtedness with Affiliates.  Except as set forth on Section 3.21 of the Company Disclosure Letter, the Company is not indebted to any director, officer, employee or Affiliate of the Company (except for amounts due as salaries and bonuses, other amounts due under Employment Agreements or employee benefit plans and amounts payable in reimbursement of expenses), and no such director, officer, employee or Affiliate is indebted to the Company.

3.22         Certain Payments.  Neither the Company nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company, nor any other Person acting for or on behalf of the Company, has directly or indirectly, on behalf of the Company, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services in violation of any applicable Legal Requirement.

3.23         Board Approval.  The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting via written consent or at a meeting duly called and held has (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (b) approved this Agreement and the Merger, and (c) recommended that the Company’s stockholders approve the principal terms of the Merger and directed that such matter be submitted for consideration by the Company Stockholders, and no such determination, approval or recommendation or direction of the Board of Directors of the Company has been withdrawn, amended, modified or terminated. No state takeover statute is applicable to this Agreement, the Merger or the transactions contemplated hereby, and the Board of Directors of the Company has taken all action necessary or required to render any such statute inapplicable to this Agreement, the Merger and the transactions contemplated hereby.

3.24         Stock Records and Minute Books.  The Company’s stock records and minute books have been made available to Parent and accurately and fairly reflect all minutes of meetings, resolutions and other actions and proceedings of the Company and its shareholders and the Board of Directors of the Company and all committees thereof, and all issuances, transfers and redemptions of capital stock of the Company.

3.25         Related Party Transactions.   (a) no Related Party has, and no Related Party has at any time during the prior three calendar years had, any direct or indirect interest in any asset used in or otherwise relating to the Company Business; (b) no Related Party is, or has been during the prior three calendar years, indebted to the Company; (c) no Related Party is competing with, or has at any time during the prior three calendar years competed directly with, the Company; and (d) no Related Party has any claim or right against the Company.

3.26         Customers, Licensees and Suppliers. Section 3.26 of the Company Disclosure Letter sets forth a list of (a) each customer or licensee that accounted for more than 1% of the recurring revenues of the Company during the 2015 or 2016 calendar years (each a “Significant Customer”) or the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer or licensee during each such period and (b) each supplier that is the supplier of any significant product or material service to the Company.  No Significant Customer, material licensee or supplier has indicated to the Company within the past year that it will stop, or materially decrease the rate of, buying or licensing products or services or supplying products or services, as applicable, to the Company except for customer churn associated with lost routes, operator consolidation, or similar reasons at such levels no greater than historic ordinary course of business customer churn rates.  No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.27         Warranties and Products. Except as reflected in the Financial Statements or ordinary course of business warranty claims with respect to equipment sold by the Company which would be resolved through standard return merchandise authorization (RMA) procedures, there are no, and since January 1, 2014, there have been no, claims or threatened claims (orally or in writing) against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product (or any component or other part or device incorporated or included therein) is defective or fails to meet any product or service warranties. There are (a) except as set forth in Section 3.27 of the Company Disclosure Letter, to the Knowledge of the Company no material inherent design defects or systemic or chronic problems in any Company Product and (b) no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such material defects or systemic problems.

3.28         Bank Accounts. Section 3.28 of the Company Disclosure Letter lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

3.29         Complete Copies of Materials.  Each document that the Company has delivered to Parent (or made available in an electronic “data room” for review by Parent), other than documents that have been redacted, is a true and complete copy of each such document, and in each case where a representation and warranty of Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Parent (or made available in an electronic “data room” for review by Parent).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the Closing Date as follows:

4.1           Organization; Standing and Power; Charter Documents; Merger Sub.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Neither Parent nor the Merger Sub is in violation of any of the provisions of its respective articles of incorporation, certificate of incorporation or bylaws.

4.2           Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all issued and outstanding shares of Merger Sub. Merger Sub was formed solely for the purposes of effecting the Merger and has not engaged in any business activity or conducted any operations other than in connection with the Merger. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

4.3           Authority; Non-Contravention; Necessary Consents.

(a)           Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the other agreements, certificates and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate or other proceedings or actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and, with respect to Section 2.16, Section 5.3, Section 5.5, Section 7.1, and Article VI only, the Stockholders’ Representative, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b)           Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance and compliance of this Agreement by Parent, and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not: (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub; (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub (other than a Permitted Lien) pursuant to any Contract to which Parent or Merger Sub  is a party.

(c)           Necessary Consents. No consent, approval, waiver, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, except for the Necessary Consents and the filing of a Form 8-K with the SEC.

4.4           Litigation.  Except as set forth in the SEC Reports, there are no claims, suits, actions, proceedings or investigations of any nature pending or, to the knowledge of Parent, threatened in writing against, relating to or affecting Parent or Merger Sub, or the assets or properties of Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, where such action, suit, claim, litigation, investigation, arbitration or proceeding is required to be disclosed under Item 103 of Regulation S-K promulgated under the Securities Act.

4.5           Reports and Financial Statements.   Parent has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its SEC Reports other than those that can be obtained on the SEC’s website www.sec.gov. The SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6           Sufficiency of Cash and Parent Common Stock.   Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Merger Consideration and a sufficient number of authorized but unissued shares of Parent Common Stock to issue the Stock Merger Consideration and to consummate the transactions contemplated by this Agreement.

4.7           Issuance of Shares. The shares of Parent Common Stock issuable to the Company Equityholders pursuant to the Merger, when issued by Parent in accordance with the terms and conditions of this Agreement, and assuming the accuracy of the representations and warranties made by the Company herein or by the Company or a Company Equityholder in any Related Agreements, will be duly issued, fully paid and non-assessable.

4.8           No Other Representation and Warranties. Except for the representations and warranties contained in this Article IV, neither the Parent nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, or any representation or warranty arising from statute or otherwise at law with respect to Parent.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1           Conduct of Business by the Company.

(a)           Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Merger Effective Time, the Company shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, (ii) pay its debts and Taxes when due (taking into account permitted extensions), (iii) pay or perform other obligations when due, (iv)

keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, licensors and others having business dealings with it, and (v) use commercially reasonable efforts consistent with past practices to preserve intact its present business organization.

(b)           Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted or contemplated by the terms of this Agreement, and except in connection with carrying on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and except as provided in Section 3.6 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Merger Effective Time, the Company shall not directly or indirectly do  or permit to exist any of the actions, occurrences, conditions or matters set forth in Sections 3.6(c)(i) through (xxi).

5.2           No Solicitation.

(a)           The Company will not, nor will it permit any of its directors, officers, employees, advisors, representatives or agents, to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or any capital stock of the Company other than the Merger (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

(b)           The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state or any other jurisdiction having jurisdiction (notwithstanding Section 9.9), this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company or by any of its representatives shall be deemed to be a breach of this Agreement by the Company.

5.3           Tax Matters.

(a)           Tax Returns. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company for any periods ending on or prior to the Closing Date that are due after the Closing Date and all Tax Returns for the Company for any Straddle Periods. Parent shall deliver to the Stockholders’ Representative for the Stockholders’ Representative’s review and comment a copy of each such Tax Return at least twenty-five (25) Business Days prior to the due date for the filing of such Tax Return (taking into account any extension). Parent shall consider in good faith any comments that are received from the Stockholders’ Representative at least five (5) Business Days prior to the due date for the filing of such Tax Return. Subject to the Sales and Use Tax Credit, the Company Equityholders shall be responsible for all Taxes relating to the Pre-Closing Tax Period payable in connection with such Tax Returns.

(b)           Voluntary Disclosure Agreements.  The Parent shall prepare and timely file, or cause to be prepared and timely filed, Voluntary Disclosure Agreements in each jurisdiction where Parent determines such agreements are required to be filed on behalf of the Company with respect to any periods ending on or prior to the Closing Date.  Parent shall deliver to the VDA Representative for the VDA Representative’s review and comment a copy of each such Voluntary Disclosure Agreement at least five (5) Business Days prior to the date of the filing of such Voluntary Disclosure Agreement.  Parent shall consider in good faith any comments that are received from the VDA Representative prior to the expiration of such five (5) Business Day period.
The Company Equityholders shall be responsible for all Taxes to be paid in connection with the filing of Voluntary Disclosure Agreements provided, however, that the Company Equityholders shall not be responsible for an amount equal to $640,000 of sales and use taxes that have been reserved against by the Company in the September 30, 2017 financial statements of the Company (the “Sales and Use Tax Credit”), and the Surviving Company shall be responsible for such Sales and Use Tax Credit.

(c)           Subject to the exhaustion of the Sales and Use Tax Credit with respect to the payment of Taxes in connection with the filing of Voluntary Disclosure Agreements, the Stockholders’ Representative and Parent shall instruct the Escrow Agent to release from the Escrow Fund the amount due to Parent for the Company Equityholders’ share of Taxes relating to the Pre-Closing Tax Period under this Section 5.3(a) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority. For purposes of this Agreement, the Taxes that are payable with respect to any Straddle Period that relate to the Pre-Closing Tax Period will be (i) in the case of Property Taxes or any other Taxes that may be filed or reported on a quarterly or monthly basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(d)           Tax Contests. Parent and the Surviving Corporation, on the one hand, and the Stockholders’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not limit any of the indemnification obligations under Article VI (except to the extent such failure materially prejudices the defense of such Tax Contest). Parent  shall have the right to control the conduct of all Tax Contests relating to Tax periods ending on or prior to the Closing Date, including any settlement or compromise thereof; provided, however, that the Parent  shall keep the Stockholders’ Representative  reasonably informed of the progress of any such Tax Contest and Parent  shall not resolve such Tax Contest  without the Stockholders’ Representative’s  written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Parent does not assume control of a Tax Contest  relating to a Tax period ending on or prior to the Closing Date, the Stockholders’ Representative may assume such control, and the Stockholders’ Representative shall not resolve such Tax Contest in a manner that could have an adverse impact on any indemnification obligations under Article VI without the Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Contest, except that Parent may be entitled to indemnification for its costs pursuant to this Agreement. In the event of any conflict or overlap between the provisions of this Section 5.3(b) and Section 6.6, the provisions of this Section 5.3(b) shall control.

(e)           Cooperation on Tax Matters. Parent, the Surviving Corporation and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)            Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company Equityholders. The Company (or Surviving Corporation, as applicable) shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by (or on behalf of) the Company Equityholders.

5.4           FIRPTA Compliance.  The Company has delivered to Parent a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent and that satisfies the requirements of Treasury Regulation Section 1.1445‑2(c)(3) and 1.897-2(h), together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.

5.5           Provision of Financial Statements. Within fifty-five (55) days following the Merger Effective Time, and at the cost and expense of the Company Equityholders (to be a Transaction Expense and which shall be specified in the Closing Notice), the Surviving Corporation shall deliver to Parent such financial statements and related financial information of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act (including its obligation to file with the SEC a Current Report on Form 8-K containing all information required by Items 2 and 9 of the SEC’s Form 8-K), together with executed reports of the outside auditors with respect to all such financial statements that have been audited. Such reports shall be in form and substance reasonably satisfactory to Parent. The financial statements and related financial information required to satisfy SEC Rule 3-05, delivered pursuant to this Section 5.5, shall be prepared in accordance with GAAP and shall conform to all provisions of  the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. The Surviving Corporation shall cause such outside auditors to deliver to Parent executed consents, in form and substance reasonably satisfactory to Parent and suitable for filing by Parent with the SEC, which consents shall authorize Parent to file with the SEC the reports referred to in this Section 5.5; provided, however, that Parent must provide to the Surviving Corporation a final Form 8-K at least five (5) Business Days prior to the proposed filing date so it can be provided to its auditors to obtain the requested consent.  If necessary, Parent will sign an engagement letter with the Company’s outside auditors to enable delivery of the materials contemplated herein, but all costs associated with such preparation and delivery shall be at the sole expense of the Company Equityholders and shall be a Transaction Expense and which shall be specified in the Closing Notice.

5.6           D&O Indemnification Obligations.

(a)        From and after the Merger Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted under the Company’s Charter Documents as in effect immediately prior to the Merger Effective Time, each such individual who is now, or has been at any time prior to the date of this Agreement, a director or officer of the Company or any of its predecessors (each, a “Company Indemnified Party”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses incurred in advance of the final disposition of any action, suit, proceeding or investigation (a “Proceeding”), whether civil, criminal or administrative, against a Company Indemnified Party to the fullest extent permitted by the Company Charter Documents upon receipt of any undertaking required by applicable law or reasonably requested by the Surviving Corporation), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Proceeding in respect of acts, errors or omissions of such Persons in such capacities occurring prior to the Closing. The Surviving Corporation’s obligations under this Section 5.6 shall continue in full force and effect for the period beginning upon the Merger Effective Time and ending six years from the Merger Effective Time; provided, however, that all rights to indemnification in respect of any

Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.

(b)           The obligations of the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5.6 applies without the consent of such affected Company Indemnified Party unless such termination or modification is required by applicable law. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Company Indemnified Party is entitled, whether pursuant to law, contract or otherwise. This Section 5.6 (i) shall survive the consummation of the Merger, (ii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Company Indemnified Party may have against Parent or the Surviving Corporation first arising after the Closing Date by contract or otherwise, and (iii) shall be binding on all successors and assigns of Parent and the Surviving Corporation, as applicable.

(c)           Prior to the Closing Date, the Company may purchase and fully pay the premium (or include the premium payable as a Transaction Expense if not paid prior to the Closing) for tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably satisfactory to the Company and Parent, which shall provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Closing Date, and the Company shall cause such insurance to be bound not later than the Closing Date. Parent shall cause the Surviving Corporation to maintain the Tail Insurance Coverage in full force and effect (at no cost or expense to Parent or the Surviving Corporation).

5.7           2016 Notes. As required under the notes, the holders of the notes representing a majority of the outstanding unpaid principal amount  of the 2016 Series A Notes and 2016 Series B Notes have prior to the Merger Effective Date waived the  rights of all of the holders of such notes to accelerate the maturity date of the notes as a result of the Merger. Prior to the Merger Effective Time, and as a condition thereof, each  holder of the 2016 Series A Notes and the 2016 Series B Notes shall have entered into a subordination agreement with Parent and Parent’s senior debt lender in the form attached hereto as Exhibit A (the “2016 Senior Note Subordination Agreement”).

5.8           CompuVend Note. Prior to the Merger Effective Time, and as a condition thereof, the holder of the 2014 CompuVend Note shall have entered into a subordination agreement with Parent and Parent’s senior debt lender in the form attached hereto as Exhibit B (the “CompuVend Note Subordination Agreement”).

5.9           Secretary’s Certificate. Prior to the Merger Effective Time, and as a condition thereof, Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) certifying that attached thereto are correct and complete copies of the Certificate of Incorporation and Bylaws of the Company (each as amended through the Closing Date ) in effect immediately prior to the Merger Effective Time, (ii) certifying that attached thereto is a recent long-form good standing certificate of the Company, duly certified by the Secretary of State of the State of Delaware, (iii) certifying that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of the Company and the written consents or resolutions, as applicable, of the stockholders of the Company authorizing and approving the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, and (iv) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, certificates, instruments or agreements related hereto or thereto executed or to be executed by the Company.

5.10         Arora Agreement. Prior to the Merger Effective Time, and as a condition thereof, the Parent and Mandeep Arora shall have executed and delivered the Employment and Non-Competition Agreement in the form attached hereto as Exhibit J.

5.11         Agrawal Agreement. Prior to the Merger Effective Time, and as a condition thereof, the Parent and Anant Agrawal shall have executed and delivered the Employment and Non-Competition Agreement in the form attached hereto as Exhibit K.

5.12         Legal Opinion. Prior to the Merger Effective Time, and as a condition thereof, the Parent  shall have received a legal opinion of the Company’s counsel prepared at the cost and expense of the Company Equityholders in  form and substance acceptable to Parent. Prior to the Merger Effective Time, and as a condition thereof, the Parent shall have received a legal opinion of Fenwick & West, the Company’s special counsel, prepared at the cost and expense of the Company Equityholders in the form and substance acceptable to Parent.

5.13         Key Employee Retention Bonuses. Each of the Company employees who are identified in Schedule 5.13 (a “Key Employee”) shall receive a retention bonus in the amount set forth in Schedule 5.13, subject to the terms and conditions in the bonus retention agreement to be entered into between the Company and each such Key Employee on or prior to the Merger Effective Time.

5.14         Cancellation of Employee Agreements. Prior to the Merger Effective Time, and as a condition thereof, the Company shall have taken all necessary action to terminate and cancel as of the Merger Effective Time each Employee Agreement between the Company and an Employee as shall be requested by the Parent, at no cost or expense (including any Change in Control Payment) to the Company, Parent or the Surviving Company. Each Employee (other than Messrs. Arora and Agrawal or other person designated by Parent prior to Closing) shall constitute an “at will” employee of the Company as of the Merger Effective Time; provided, however, that with respect to Key Employees, such designation shall not be construed to affect such persons right to the retention bonus specified in Schedule 5.13, subject to the terms of the applicable bonus retention agreement.

5.15         Stockholder Approval.

(a)           As expeditiously as possible after the date of this Agreement, and in any event within two days after the date of this Agreement, the Company shall use commercially reasonable efforts to solicit the Written Consent from the Company Stockholders who have not already executed the Written Consent as of immediately following the execution and delivery of this Agreement, and shall deliver a copy of any executed additional Written Consents to Parent.

(b)           Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of this Agreement shall be subject to review and reasonable approval by Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the recommendation of the Board of Directors of the Company to adopt and approve this Agreement, the Escrow Agreement, the Merger and the other transactions contemplated by this Agreement, and a statement that the Board of Directors of the Company has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the stockholders.

5.16         Section 280G of the Code.

(a)           Parent and the Company acknowledge that the consideration payable pursuant to this Agreement and certain other amounts which may be received by any person in connection with the Merger may be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)). The Company shall obtain and deliver to Parent, prior to the solicitation of the requisite approval of the Company’s stockholders described in Section 5.16(b), a Section 280G Waiver from each person who is a “disqualified individual” (within the meaning of Section 280G), as determined immediately prior to the initiation of the solicitation of the requisite approval of the Company’s stockholders described in Section 5.16(b), and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G in connection with the Transactions, unless the requisite approval of the Company’s stockholders of such parachute payments is obtained pursuant to Section 5.16(b).

(b)           As soon as practicable following the delivery by the Company to Parent of the Section 280G Waivers, the Company shall submit to the Company’s stockholders for approval in accordance with Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a Section 280G Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G, and prior to the Merger Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a vote of the Company’s stockholders was solicited in conformance with Section 280G, and the requisite approval of the Company’s stockholders was obtained with respect to any payments and/or benefits that were subject to such vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Section 280G Waiver, such “parachute payments” shall not be made or provided.

(c)           The form of the Section 280G Waiver and any materials to be submitted to the Company’s stockholders in connection with the Section 280G Approval (the “Section 280G Soliciting Materials”) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld.

5.17         Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)        Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Nondisclosure Agreement dated as of May 11, 2009, a First Amendment thereto dated July 18, 2013, a Second Amendment thereto dated September 19, 2014, a Third Amendment thereto dated April 6, 2017, and a Fourth Amendment thereto dated August 31, 2017  (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)       Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books (including, but not limited to, laboratory notebooks), records and personnel during the period prior to the Merger Effective Time to obtain all information concerning the Company Business, properties, results of operations and personnel, in each case solely for purposes of this Agreement, as Parent may reasonably request. Any information obtained from the Company pursuant to the access contemplated by this Section 5.17(b) shall be subject to the Confidentiality Agreement.

 (c)       No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.17 or otherwise after the date of execution hereof shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement unless otherwise agreed in writing by Parent and the Company.

5.18         Public Disclosure.  Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement with respect to this Agreement and the Merger, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or regulatory requirements or any listing agreement with any applicable national or regional securities exchange or market. Notwithstanding the foregoing, (a) each of the Company and Parent may make internal announcements to its employees as reasonably necessary to communicate the relevant details of the Merger, (b) Parent shall be entitled to respond to analysts’ questions in the ordinary course and in a manner consistent with any previous disclosure made in accordance with this Section 5.18, and (c) Parent and Company shall cooperate to issue a press release on the Closing Date to confirm the closing of the transactions contemplated hereby.

5.19         Reasonable Best Efforts.    Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (i) the taking of all actions reasonably necessary to cause the conditions precedent to the other party’s obligations to close set forth in Article VII to be satisfied, and (ii) the execution or delivery of any additional instruments necessary to consummate the Merger, and the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.

5.20         Notification of Certain Matters.  The Company shall give prompt written notice to Parent of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (b) any notice or other communication from any third party whose consent is required in connection with the Merger that such third party refuses to give such consent, (c) any Material Adverse Effect on the Company, (d) any breach of any of the Company’s representations, warranties, agreements, obligations or covenants pursuant to this Agreement or (e) the occurrence or existence of any event that results, or with notice or the passage of time or otherwise, is reasonably likely to result, in the failure of the conditions set forth in Article VII; provided, however, that the delivery of notice pursuant to this Section 5.20 shall not limit or otherwise affect the remedies available hereunder to Parent unless Parent agrees in writing prior to the Merger Effective Date to waive such remedies with respect to such matter or condition.

5.21         Partner Outsourcing. Prior to the Merger Effective Time and as a condition to closing, the Parent shall have received (i) an amended and restated agreement between Partner Outsourcing and the Company in form and substance acceptable to Parent which has been executed by Partner Outsourcing and the Company; and (ii) an amended and restated consulting agreement between Partner Outsourcing and each of the developers who work for Partner Outsourcing in form and  substance acceptable to Parent which has been executed by Partner Outsourcing and each of the developers.

ARTICLE VI.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

6.1           Survival of Representations and Warranties.

(a)           All representations and warranties of the Company contained in this Agreement and any certificate delivered by the Company pursuant to this Agreement shall survive the consummation of the Merger and continue until the Escrow Termination Date, at which time such representations and warranties shall terminate; provided, however, that (i) the representations and warranties in Section 3.1 (Organization; Standing and Power; Charter Documents; Subsidiaries), Section 3.2 (Capital Structure), Section 3.3 (Authority; Non-Contravention; Necessary Consents), Section 3.7 (Taxes), and Section 3.23 (Board Approvals) (together, the “Fundamental Representations”) and related indemnity obligations will survive until the expiration of the statute of limitations applicable to the subject matter thereof or the expiration of any period of enforceability or protectability thereof; and (ii) the representation and warranties in Section 3.8 (Intellectual Property) (the “IP Representations”) and related indemnity obligations will survive the consummation of the Merger and continue until a date nine (9) months after the Escrow Termination Date; provided, that in the event of fraud, intentional misrepresentation, or willful misconduct by the Company, such claims shall survive without limitation as to time; and provided, further, however, that if at any time prior to the termination of any specific representation or warranty, an Indemnified Party has duly delivered to the Stockholders’ Representative a valid Indemnification Demand or Claim Notice (with such Indemnification Demand or Claim Notice satisfying the requirements set forth in Section 6.6(a) or Section 6.7(a), as applicable) relating to such representation or warranty, then the representation or warranty underlying the claim asserted in such Indemnification Demand or Claim Notice shall survive until such time as such claim is resolved. The respective covenants, agreements and obligations of the parties contained in this Agreement shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (B) if not fully performed or fulfilled, until the later of the end of the applicable statute of limitations and any extensions thereof.

(b)           The representations, warranties, agreements, obligations and covenants of the Company and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Indemnified Parties or their representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, agreement, covenant or obligation with respect thereto; provided, however, that in no event shall the Company Equityholders have any liability to any Indemnified Party with respect to a breach of the IP Representation to the extent that such Indemnified Party had actual knowledge of such breach as of the Closing Date.

6.2           Escrow Fund and Stockholders’ Representative Reimbursement Amount Deposit.

(a)           Prior to the Merger Effective Time, Parent, the Escrow Agent and the Stockholders’ Representative shall have executed and delivered an escrow agreement substantially in the form attached hereto as Exhibit M (the “Escrow Agreement”), pursuant to which (i) the Escrow Amount shall be placed in an escrow account to satisfy and secure the obligations set forth in this

Article VI; and (ii) the WC Escrow Amount shall be placed in an escrow account to satisfy and secure the adjustments to the Merger Consideration set forth in Section 2.16(e).

(b)           At the Merger Effective Time, Parent shall deposit the Escrow Amount with the Escrow Agent. For purposes of determining the reduction in the amount of the Stock Merger Consideration payable to each Company Equityholder pursuant to Section 2.7, Parent will be deemed to have contributed on behalf of each Company Equityholder, his, her or its pro rata share of the Escrow Amount (as set forth in the Closing Date Allocation Schedule) to the Escrow Fund to be governed under the terms set forth in this Agreement and in the Escrow Agreement.

(c)           At the Merger Effective Time, Parent shall deposit  the Representative Reimbursement Amount with the Stockholders’ Representative, to be held by the Stockholders’ Representative for the payment of expenses incurred by the Stockholders’ Representative in performing its duties pursuant to this Agreement. For purposes of determining the reduction in the amount of Cash Merger Consideration payable to each Company Equityholder pursuant to Section 2.7, Parent will be deemed to have contributed on behalf of each Company Equityholder, his, her or its pro rata share of the Representative Reimbursement Amount (as set forth in the Closing Date Allocation Schedule) for retention by the Stockholders’ Representative. Any of the Representative Reimbursement Amount originally deposited with the Stockholders’ Representative at the Merger Effective Time that has not been used by the Stockholders’ Representative pursuant to the terms of this Agreement on or prior to the end of the period in which the Indemnified Parties may make claims for indemnification pursuant to Section 6.3(a) or, if later, the date on which all indemnification claims of the Indemnified Parties outstanding at the end of such period have been discharged in full, shall be released by the Stockholders’ Representative to the Escrow Agent for further distribution to the Company Equityholders, in each case in proportion to their respective pro rata share (as set forth in the Closing Date Allocation Schedule) of such remaining funds, if any. The Representative Reimbursement Amount shall not be available to satisfy any indemnification or other obligations to Parent hereunder. The Company Equityholders will not receive any interest or earnings on the Representative Reimbursement Amount and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will not be liable for any loss of principal of the Representative Reimbursement Amount other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Representative Reimbursement Amount will be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing. Neither Parent nor any of its Affiliates shall have any liability or obligation with respect to the use of the Representative Reimbursement Amount by the Stockholders’ Representative.

(d)           At the Merger Effective Time, Parent shall deposit the WC Escrow Amount with the Escrow Agent, to be held by the Escrow Agent and released in accordance with Section 2.16 (e). For purposes of determining the reduction in the amount of Cash Merger Consideration payable to each Company Equityholder pursuant to Section 2.7, Parent will be deemed to have contributed on behalf of each Company Equityholder, his, her or its pro rata share of the WC Escrow Amount (as set forth in the Closing Date Allocation Schedule) for retention by the Escrow Agent. The WC Escrow Amount shall not be deemed part of the Escrow Fund and except as provided in Section 2.16(e), shall not be available to satisfy any indemnification or other obligations to Parent hereunder.

6.3           Indemnification; Escrow Fund; Right of Setoff.

(a)           From and after the Closing Date (but subject to Section 6.1 and the limitations set forth in Section 6.3(d)), each Indemnified Party shall be defended and held harmless,  severally (not to exceed the aggregate amount of the Merger Consideration paid, or due and payable, under this Agreement to such Company Equityholder) and not jointly, by the Company Equityholders, and shall be indemnified, severally (not to exceed the aggregate amount of the Merger Consideration paid, or due and payable, under this Agreement to such Company Equityholder) and not jointly, by the Company Equityholders, from and against any Losses which are suffered or incurred by any Indemnified Party or to which any Indemnified Party may otherwise become subject (regardless of whether or not such Losses relate to any Third-Party Claim) and which arise from or as a result of:

(i)          any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, any Related Agreements, or any certificate delivered by the Company pursuant to this Agreement;

(ii)         any failure by the Company to perform or comply with any agreement, obligation or covenant of the Company contained in this Agreement or any Related Agreements;

(iii)        (A) any Taxes of the Company with respect to any Pre-Closing Tax Period, provided that the Company Equityholders shall not be liable or responsible under this subsection (ii) for the Sales and Use Tax Credit, (B) any Taxes for which the Company (or a predecessor thereof) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, and (C) the Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or otherwise, in each case as a result of a transaction consummated on or before the Closing Date;

(iv)       any claim by any holder or former holder of Company Capital Stock exercising dissenters’ rights or rights of appraisal in respect of such holder’s Dissenting Shares, together with all reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Parent or Surviving Company in respect of such holder’s exercise;

(v)        All Losses arising from the indemnification of (including self-insured retention or deductible amounts under any insurance policies, costs and expenses of pursuing claims and related increases in insurance premiums), the advancement or reimbursement of expenses to, or the payment to, any officer or director of the Company for actions taken, or omissions made, prior to the Closing Date, including but not limited to, any Losses incurred under Section 5.6;

(vi)       any inaccuracy in the Closing Date Allocation Schedule, including to the extent any Company Equityholder is entitled to receive any amounts in connection with the Merger (in such Company Equityholder’s capacity as a Company Equityholder) in excess of the amounts indicated on the Closing Date Allocation Schedule;

(vii)      any claim or threatened claim by any actual or purported Company Equityholder relating to any alleged action or failure to act on its behalf by the Stockholders’ Representative; and

(viii)      fraud, intentional misrepresentation or willful misconduct on the part of the Company or any representative thereof.

(b)           In the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this Article VI, subject to Section 6.3(d), such Indemnified Party shall be entitled to recover such Losses by obtaining the amount from the Escrow Fund equal in value to the aggregate amount of such Losses (the “Right of Setoff”).

(c)           Notwithstanding anything to the contrary contained herein, the Escrow Fund shall not be available to compensate any of the Indemnified Parties for any Losses, and no Indemnified Party shall be entitled to recover from the Escrow Fund unless and until the Indemnified Parties have incurred Losses in excess of $500,000 in the aggregate (the “Deductible Amount”), in which event the Indemnified Parties shall, subject to the other limitations contained herein, be entitled to be indemnified for all of such Losses without regard to such Deductible Amount and as if such Deductible Amount did not exist. The Deductible Amount shall not apply to

(i) any inaccuracy in or breach of any Fundamental Representations;

(ii) any inaccuracy in or breach of the IP Representation; or

(iii) the matters referenced in Sections 6.3(a)(ii) through 6.3(a)(viii).

(d)           Notwithstanding anything to the contrary contained herein, any Losses recoverable from the Right of Setoff and the Escrow Fund hereunder shall be reduced in amount by any insurance proceeds actually realized by any Indemnified Party that are directly attributable to such Losses (provided that the Indemnified Party shall not be required to litigate any dispute, or otherwise bring any claim, lawsuit or other proceeding to obtain such insurance proceeds).

(e)           All claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

(f)            No Company Equityholder shall have any right of contribution, indemnification or right of advancement from the Parent or Surviving Company or their respective Affiliates with respect to any Losses claimed by any Indemnified Party.

6.4           Limitation on Remedies. The Right of Setoff and recovery from the Escrow Fund shall be the sole and exclusive remedies of the Indemnified Parties under this Agreement or for any Losses incurred by any Indemnified Party (other than claims for injunctive relief and/or specific performance of covenants that require performance after the Closing). Notwithstanding the foregoing, (i) liability for any Losses based on any inaccuracy in or breach of any Fundamental Representations or the matters referenced in Sections 6.3(a)(ii) through 6.3(a)(viii) shall not be limited to the Right of Setoff and recovery from the Escrow Fund, and Losses in excess thereof shall be recovered from the Company Equityholders pursuant to this Agreement, and the liability for any such Losses shall instead be limited to the aggregate amount of the Merger Consideration paid, or due and payable, under this Agreement, (ii) liability for any Losses based on any inaccuracy in or breach of the IP Representation shall not be limited to the Right of Setoff and recovery from the Escrow Fund, and Losses in excess thereof shall be recovered from the Company Equityholders pursuant to this Agreement, and the liability for any such Losses shall instead be limited to the aggregate amount of $18,661,000 (inclusive of the Escrow Fund); and (iii) a Company Equityholder’s liability for its own fraud, intentional misrepresentation or willful misconduct shall not be limited under this Article VI.  For the avoidance of doubt, in connection with any recovery by an Indemnified Party for Losses, (i) the Indemnified Party shall recover any such Losses by Right of Setoff and recovery from the Escrow Fund, to the extent available, before recovering such Losses from the Company Equityholders; and (ii) the obligations of the Company Equityholders to make payment on account of Losses in excess of the Right of Setoff shall be several but not joint, and with respect to any such Losses, the amount of recovery which may be sought by the Indemnified Party from any Company Equityholder shall not exceed the Company Equityholder’s Pro Rata Portion of such Losses.

6.5           Stockholders’ Representative.

(a)           By virtue of the approval and adoption of this Agreement by the requisite consent of the Company Stockholders, each of the Company Equityholders shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its exclusive agent and attorney-in-fact (the “Stockholders’ Representative”) for and on behalf of the Company Equityholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund or WC Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Equityholder or by any such Company Equityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Equityholder, in each case relating to this Agreement or the Merger, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Company Equityholder, except as expressly provided herein and in the Escrow Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. Such agency may be changed by the Company Equityholders with the right to a majority in interest of the Escrow Fund from time to time. Notwithstanding the foregoing, the Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the Company Equityholders, which resignation shall be effective upon the earlier of (A) twenty (20) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative. No bond shall be required of the Stockholders’ Representative.

(b)           Neither the Stockholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Stockholders’ Representative Group”), shall be liable to any Company Equityholder for any act done or omitted hereunder, under the Escrow Agreement,  under any Stockholders’ Representative engagement agreement , or any agreement ancillary to this Agreement which while acting in good faith, even if such act or omission constitutes negligence on the part of such Stockholders’ Representative. The Stockholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholders’ Representative may engage attorneys, accountants and other professionals and experts. The Stockholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Company Equityholders will indemnify, defend and hold harmless the Stockholders’ Representative Group from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Representative Group’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Representative Group, the Stockholders’ Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative Group by the Company Equityholders Group, any such Representative Losses may be recovered by the Stockholders’ Representative from (i) the Representative Reimbursement Amount, and (ii) the amounts in the Escrow Funds at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Stockholders’ Representative Group to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative Group be required to advance its own funds on behalf of the Company Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative Group under this Section.  The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement. The Company Equityholders acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions.

(c)           The Stockholders’ Representative shall be entitled to: (i) rely upon the Closing Date Allocation Schedule, (ii) rely upon any signature reasonably believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Equityholder or other party. A decision, act, consent or instruction of the Stockholders’ Representative under this Agreement or the Escrow Agreement shall constitute a decision of the Company Equityholders and shall be final, binding and conclusive upon the Company Equityholders and such Company Equityholder’s successors as if expressly confirmed and ratified in writing by such Company Equityholder. The powers, immunities and rights to indemnification granted to the Stockholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Equityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund. Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholders’ Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Stockholders’ Representative and to the Company Equityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

6.6           Third-Party Claims.

(a)           In the event that an Indemnified Party becomes aware of a third-party claim (a “Third-Party Claim”) that the Indemnified Party reasonably believes may result in a demand against the Right of Setoff or the Escrow Fund or for other indemnification pursuant to this Article VI, Parent shall promptly notify the Stockholders’ Representative and the Escrow Agent, if the Escrow Fund has not ceased to exist, of such claim (a “Claim Notice”); provided, however, that no delay or failure on the part of an Indemnified Party in delivering any Claim Notice shall relieve the Company Equityholders from any liability hereunder except and to the extent the Company Equityholders have been actually prejudiced by such delay or failure. The Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount of the Losses that could be sustained by the Indemnified Party.

(b)           Parent may, at its election, undertake and conduct the defense of such Third-Party Claim (except to the extent such Claim may be controlled by the Stockholders’ Representative pursuant to Section 6.6(c)) upon written notice of such election to the Stockholders’ Representative within thirty (30) days after delivery of the Claim Notice. The Stockholders’ Representative shall be entitled to participate in, but not to determine or conduct, the defense of such Third-Party Claim, unless such participation would affect the attorney-client privilege of Parent in respect of such Third-Party Claim.  Parent shall have the right in its reasonable discretion to settle any such claim; provided, however, unless the Stockholders’ Representative mutually agrees in writing to such settlement (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third-Party Claim with third-party claimants shall be indemnifiable hereunder and Parent shall be deemed to have waived rights of indemnification with respect to such Third-Party Claim. Notwithstanding the foregoing, the Stockholders’ Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Stockholders’ Representative does not affect any attorney-client privilege relating to the Indemnified Party.

(c)           If Parent does not so elect to undertake and conduct the defense of such Third-Party Claim, the Stockholders’ Representative may undertake the defense of and use all reasonable efforts to defend such claim and shall consult with Parent regarding the strategy for defense of such claim, including with respect to the Stockholders’ Representative choice of legal counsel; provided, however, that the Stockholders’ Representative shall have the right in their reasonable discretion to settle any such claim; provided, further, that except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third-Party Claim with third-party claimants shall be determinative of any Losses relating to such matter. Notwithstanding the foregoing, in the event that (i) the control of the defense by the Stockholders’ Representative would be inappropriate due to a conflict of interest or because the Indemnified Party has been advised by counsel that in such counsel’s opinion it has claims or defenses that are unavailable to the Company Equityholder which the Stockholders’ Representative is unable or unwilling to assert, (ii) such Third-Party Claim (or the facts or allegations related to such Third-Party Claim) involves criminal allegations or seeks equitable or injunctive relief, or (iii) the Stockholders’ Representative fail at any time to conduct the defense of such proceeding, claim or demand in a reasonably active and diligent manner, then Parent shall have the right to assume the control of such defense. Until the Stockholders’ Representative assumes the defense of any such Third-Party Claim, the Indemnified Party may defend against such Third-Party Claim in any manner the Indemnified Party reasonably deems appropriate at the cost and expense of the Company Equityholders if the Company Equityholders are liable for indemnification hereunder.

(d)           Notwithstanding any other provision of this Article VI, the Stockholders’ Representative shall not enter into any compromise, settlement agreement or consent decree with respect to any such Third-Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) unless such compromise, settlement agreement or consent decree (x) provides solely for the payment of money in an amount that is less than the amount of the Escrow Amount then remaining in the Escrow Fund, (y) contains a complete and unconditional release by the third party asserting the Third-Party Claim of the Indemnified Party and (z) does not contain any direct or indirect requirements upon or provisions for or impose any obligations on the Indemnified Party.

(e)           The party controlling the defense of a Third-Party Claim (the “Controlling Party”) shall (i) keep the other party (the “Non-controlling Party”) advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege).  If requested by the Controlling Party, the Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaints or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(f)            Notwithstanding anything in this Agreement to the contrary (including without limitation the definitions of Company Products or Losses), the following additional limitations shall apply to the Company Equityholders’ indemnification obligations hereunder with respect to Losses arising in connection with any Third-Party Claim for which the claim for indemnification hereunder is based on an alleged breach of the IP Representation:

(i)          to the extent that the alleged infringement claim is based on a Company Product with respect to which Parent offered for sale a substantially identical product (a “Parent Parallel Product”) prior to the Closing Date (e.g., cashless devices), the Company Equityholders shall be responsible for only that portion of the Losses equal to a fraction, the numerator of which is all gross revenue derived from the sale of such Company Product during the twelve month period ending on the Closing Date, and the denominator of which is the sum of the gross revenue from the sale of such Company Product during such 12 month period and the gross revenue from the sale of Parent Parallel Products during the same such 12 month period; provided, however, if during the course of litigating such Third Party Claim, Parent reasonably establishes that the Parent Parallel Product did not practice the claims of the third party intellectual property right, then the Company Equity Holders shall be responsible for all Losses arising in connection with such Third Party Claim; and

(ii)         The Company Equityholders shall be responsible for Losses arising in connection with a breach of the representation in Section 3.8(e) notwithstanding the integration, interoperability or combination of such Company Product with Parent’s and/or third party’s programs, data, equipment, or materials only if the alleged infringement would have occurred by the use of the Company Product regardless of such integration, interoperability or combination.

6.7           Notice of Indemnity Claims Other than Third-Party Claims.

(a)           In order to seek indemnification under this Article VI other than with respect to a Third-Party Claim, the applicable Indemnified Party shall deliver a written demand (an “Indemnification Demand”) to the Stockholders’ Representative and to the Escrow Agent, if the Escrow Fund has not ceased to exist. The Indemnification Demand shall contain (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 6.3(a) for such Losses and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Losses.

(b)           The Stockholders’ Representative may object to any liability claim set forth in an Indemnification Demand by delivering written notice to Parent of the Stockholders’ Representative’s objection (an “Indemnification Dispute Notice”). Such Indemnification Dispute Notice will describe the grounds (to the extent known) for such objection in reasonable detail. If the Stockholders’ Representative fail to deliver an Indemnification Dispute Notice to the Indemnified Party within thirty (30) days following receipt of an Indemnification Demand from a Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Article VI, and such Indemnified Party shall, subject to the limitations contained in this Article VI, be indemnified for the amount of the Losses stated in such Indemnification Demand on demand. If an Indemnification Dispute Notice is delivered, the parties shall thereafter comply with the following dispute resolution provisions:

(i)        The Stockholders’ Representative and the Indemnified Party shall attempt to resolve such dispute promptly by negotiation in good faith. Each such party shall give the other party involved written notice of any dispute not so resolved within ten (10) days following delivery of an Indemnification Dispute Notice. Within five (5) days following delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and response shall include the name and title of the Person who will represent the Indemnified Party and any other Person who will accompany that Person, in the case of the Indemnified Party, or the name of the agent, if other than Stockholders’ Representative, who will represent the Company Equityholders and any other Person who will accompany that agent, in the case of the Stockholders’ Representative.

(ii)       Within ten (10) days following delivery of the notice pursuant to Section 6.7(b)(i), the designated officer of the Indemnified Party and the Stockholders’ Representative or other designated agent of the Company Equityholders shall meet at a mutually agreed time and place (or via conference call), and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations conducted pursuant to this Section 6.7(b) (and any of the parties’ submissions in contemplation thereof) shall be kept confidential by the parties.

(c)           In the event the Stockholders’ Representative and the Indemnified Party are unable to resolve any dispute identified in an Indemnification Dispute Notice in accordance with provisions (i) and (ii) of this Section 6.7(b) within thirty (30) days after delivery of any Indemnification Dispute Notice, either the Indemnified Party or the Stockholders’ Representative may seek to resolve the matter through litigation brought in accordance with Section 7.10.

6.8           No Circular Recovery.  After the Closing, and except as provided for in Section 5.6, the Company Equityholders shall not have any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Corporation, or any of their directors, officers or employees, for any breach of any representation, warranty, covenant or agreement of the Company.

6.9           Determination of Indemnifiable Losses.  For the purpose of determining the amount of the Losses resulting from a breach or inaccuracy of a representation or warranty (but not for the purpose of determining the existence of such breach or inaccuracy), any “material,” “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

6.10         Tax Consequences of Indemnification Payments.  Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VI will be treated as adjustments to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE VII.
CONDITIONS TO THE MERGER

7.1          Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) (it being understood that, for purposes of determining the accuracy of such representations, all representations and warranties of Parent and Merger Sub contained in this Agreement that are already qualified by “material,” “materiality” or “Material Adverse Effect” shall be true and correct in all respects). The Company shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized signatory of Parent and a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub by an authorized signatory of Merger Sub.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized signatory of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized signatory of Merger Sub.

7.2           Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)           Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) (it being understood that, for purposes of determining the accuracy of such representations, all representations and warranties of the Company contained in this Agreement that are already qualified by “material,” “materiality” or “Material Adverse Effect” shall be true and correct in all respects). Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company, with respect to the representations and warranties of the Company, by an authorized signatory of the Company.

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

(c)          Material Adverse Effect on the Company. No Material Adverse Effect on the Company shall have occurred since the date of this Agreement, and there shall not have occurred any change, event, development, state of facts, effect or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)           Section 280G. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any person in connection with the Merger, (i) the Company shall have received and delivered to Parent a Section 280G Waiver from each person receiving, or that is eligible to receive, a payment that may constitute a “parachute payment” under Section 280G prior to soliciting the Section 280G Approval and (ii) the holders of Company Capital Stock shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G, any such “parachute payments” subject to a Section 280G Waiver or (B) shall have voted upon and disapproved such parachute payments subject to a Section 280G Waiver, and, as a consequence, such “parachute payments” subject to a Section 280G Waiver shall not be paid or provided for in any manner and Parent shall not have any liabilities with respect to such “parachute payments.”

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated, and the Merger abandoned, at any time prior to the Merger Effective Time by duly authorized action by the terminating party:

(a)           by duly authorized mutual written consent of the Boards of Directors of Parent and the Company;

(b)           by the Parent, if the Merger shall not have been consummated by 5:00 p.m., Eastern Time, on November 28, 2017 (the “End Date”); provided, however, that the right of Parent to terminate this Agreement under this Section 8.1(b) shall not be available if any action or failure to act by Parent has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by the Company, if the Merger shall not have been consummated by the End Date; provided, however, that the right of Company to terminate this Agreement under this Section 8.1(c) shall not be available if any action or failure to act by Company has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that the Company may not terminate this Agreement under this Section 8.1(d) prior to the later of the End Date and thirty (30) days following the receipt of written notice by Parent from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the Company is in material breach of this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied); or

(e)           by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Parent may not terminate this Agreement under this Section 8.1(e) prior to the later of the End Date and thirty (30) days following the receipt of written notice by the Company from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if Parent is in material breach of this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied).

8.2          Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto (taking into consideration any cure periods provided in Section 8.1). In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.17(a), this Section 8.2 and Article IX, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party to this Agreement from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3           Amendment.  Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action duly authorized by the parties, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, provided that no amendment shall be made which requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub, Stockholders’ Representative and the Company.

8.4           Extension; Waiver.  At any time prior to the Merger Effective Time either party hereto, by action duly authorized by such party, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX.
GENERAL PROVISIONS

9.1          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by e-mail, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service; provided that with respect to notices delivered to the Stockholders’ Representative, such notices shall be delivered solely via e-mail or facsimile. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)           if to Parent or Merger Sub, to:

USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, PA 19355
Attention: Mr. Stephen P. Herbert, Chief Executive Officer
Telephone: (610) 989-0340
E-mail: sherbert@usatech.com

with a copy (which shall not constitute notice) to:

Lurio & Associates, P.C.
Suite 3120, 2005 Market Street
Philadelphia, PA 19103
Attention: Douglas M. Lurio, Esquire
Telephone No.: (215) 665-9300

E-mail: dlurio@luriolaw.com

(b)           if to the Company, to:

Cantaloupe Systems, Inc.
612 Howard Street, Suite 600
San Francisco, CA 94015
Attention: Mr. Mandeep Arora, Chief Executive Officer
Telephone: (415) 525-8100
E-mail: mandeep@cantaloupesys.com

with a copy (which shall not constitute notice) to:

Hauptman, LLC
280 Detroit Street
Denver, CO  80206
Attn:  Roger Hauptman, Esq.
Telephone: (303) 495-5599
E-mail: roger@rahlegal.com

(c)           if to the Stockholders’ Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No: (303) 648-4085

9.2           Interpretation; Knowledge. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. For purposes of this Agreement; (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (ix) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. An exception or disclosure made in the Company Disclosure Letter with regard to a representation of the Company in any section or subsection of the Company Disclosure Letter shall qualify only the corresponding section or subsection of Article III unless such information and disclosure is readily apparent to be applicable to another section or subsection of the Company Disclosure Letter.

9.3           Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4           Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Related Agreements, and the certificates delivered by the Company in connection herewith (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other Person any rights or remedies hereunder and no Person is or shall be deemed to be a third party beneficiary hereunder, except, following the Merger Effective Time, such provisions that act for the benefit of the Company Equityholders and any Company Indemnified Party, as set forth in Section 2.9(b), Section 2.9(c), and Section 5.6, respectively.

9.5           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

9.7           Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees, brokerage, commissions, and expenses incurred in connection with this Agreement and the Merger, including fees and expenses of financial advisors, financial sponsors, legal counsel, accountants,  and other advisors or service providers (“Transaction Expenses”), shall be paid by the party incurring such expenses.

9.8           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9           Consent to Jurisdiction.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of either the Court of Common Pleas of Chester County, Pennsylvania (the “State Court”), or the United States  District Court for the Eastern District of Pennsylvania (the “Federal Court”); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in either the State Court or the Federal Court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in either the State Court or the Federal Court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in either the State Court or the Federal Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10         Waiver of Jury Trial. Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement, the Escrow Agreement or the Transactions contemplated hereby and thereby.

9.11         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.12         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.12 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Parent may sell, transfer or assign its rights under this Agreement to any third party, as part of a sale or transfer of substantially all of Parent’s assets or of the assets of the Surviving Corporation; provided that such third party agrees in writing to be bound by the terms and conditions of this Agreement.

9.13         No Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Name:	Stephen P. Herbert
Title:	President and Chief Executive Officer

USAT, INC.

By:	/s/ Stephen P. Herbert
Name:	Stephen P. Herbert
Title:	President and Chief Executive Officer

CANTALOUPE SYSTEMS, INC.

By:	/s/ Mandeep Arora
Name:	Mandeep Arora
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

Signature Page
Agreement and Plan of Merger